UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.           )
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Outdoor Channel Holdings, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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May 6, 2009
Dear Stockholder:
     You are cordially invited to attend the annual meeting of stockholders of Outdoor Channel Holdings, Inc. which will be held at our broadcast facility at 43455 Business Park Drive, Temecula, California, on Tuesday, June 16, 2009 at 9:00 a.m. local time.
     Details of the business to be conducted at the annual meeting are given in the attached Notice of Annual Meeting of stockholders and Proxy Statement which you are urged to read carefully.
     Your vote is important, so even if you plan to attend the meeting, I encourage you to sign, date and return the enclosed proxy promptly in the accompanying reply envelope. This will ensure your vote is counted whether or not you are able to attend.
     We look forward to seeing you on June 16, 2009.

Sincerely,

Perry Massie, Chairman of the Board
Temecula, California

NOTICE OF ANNUAL MEETING AND PROXY STATEMENT

OUTDOOR CHANNEL HOLDINGS, INC.
43445 Business Park Drive, Suite 103
Temecula, California 92590
(888) 587-5865
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

Time and Date	9:00 a.m., local time, on Tuesday, June 16, 2009.

Place	Outdoor Channel Holdings, Inc. broadcast facility at 43455 Business Park Drive, Temecula, California.

Items of Business
(1)   To elect three persons to the Board of Directors. The Board of Directors has nominated the following persons for election at the meeting: Thomas H. Massie, David C. Merritt and Roger L. Werner, Jr.;

(2) To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for fiscal year 2009; and

(3) To transact such other business that may properly come before the meeting or any adjournment(s) thereof.

Adjournments and Postponements	The items of business to be considered at the Annual Meeting may be considered at the meeting or at any adjournments or postponement of the meeting.

Record Date	You are entitled to vote only if you were a stockholder of Outdoor Channel Holdings, Inc. at the close of business on April 21, 2009. The transfer books will not be closed. A list of stockholders entitled to vote at the Annual Meeting will be available for inspection at the offices of Outdoor Channel Holdings, Inc. and at the meeting.

Attending Meeting	You are entitled to attend the Annual Meeting only if you were an Outdoor Channel Holdings, Inc. stockholder at the close of business on April 21, 2009 or you hold a valid proxy to vote at the meeting. You should be prepared to present photo identification to be admitted to the meeting. The meeting will begin promptly at 9:00 a.m. local time. Check-in will begin at 8:30 a.m.

Voting	Your vote is important. Whether or not you plan to attend the Annual Meeting, we encourage you to read this proxy statement and promptly vote your shares. You may vote by completing, signing and dating the enclosed proxy or voting instruction card and returning it in the enclosed envelope.
This Notice of Annual Meeting and Proxy Statement, the accompanying form of proxy or voting instruction card and our annual report to stockholders are being mailed to stockholders beginning on May 6, 2009. You can also view these documents on the internet by accessing www.proxydocs.com/outd.
By Order of the Board of Directors,
Perry Massie, Chairman of the Board

QUESTIONS AND ANSWERS
     The Board of Directors of Outdoor Channel Holdings, Inc. is providing these proxy materials to you in connection with our Annual Meeting of Stockholders. The annual meeting will be held at 9:00 a.m. at our broadcast facility at 43455 Business Park Drive, Temecula, California. As a stockholder, you are invited to attend the meeting and you are being requested to vote on the items of business described in this proxy statement.
Proposals To Be Voted On
1.	What items of business will be voted on at the Annual Meeting?
     The items of business expected to be voted on at the Annual Meeting are:
•	election of three directors, each for a term of three years; and

•	ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for fiscal year 2009.
2.	What are my voting choices?
     With regard to the nominees for election as directors, you may vote “FOR” or “WITHHOLD” from voting with respect to any or all nominees for election as directors. With regard to any other matter to be voted upon at the Annual Meeting, you may vote “FOR” or “AGAINST” or “ABSTAIN”.
     Your shares will be voted as you specifically instruct. If you sign your proxy or voting instruction card without giving specific instructions, your shares will be voted in favor of the election of the nominees for director contained in this proxy statement, in favor of the ratification of Ernst & Young LLP as our auditors, and in the discretion of the proxy holders on any other matter that comes before the meeting.
3.	How does the Board of Directors recommend that I vote?
     The Board of Directors recommends that you vote your shares “FOR” each of the three directors for election to the board; and “FOR” the ratification of our independent registered public accounting firm.
4.	What vote is required to approve each item?
     To conduct business at the Annual Meeting, a quorum consisting of a majority of our shares must be present in person or represented by proxy.
     Directors are elected by a plurality of votes. Consequently, the nominees for the three director positions who receive the greatest number of votes at the Annual Meeting will be elected directors. Each share is entitled to one vote for each of the three director positions, but cumulative voting is not permitted. Shares for which votes are withheld for the election of one or more director nominees will not be counted in determining the number of votes cast for those nominees.
     Ratification of our independent registered public accounting firm requires the affirmative vote of a majority of the shares present or represented by proxy and entitled to vote. For any other matters, if any were to arise, the affirmative vote of a majority of the shares present or represented by proxy and entitled to vote is required for approval.
     All votes will be counted by an inspector of elections appointed for the meeting. The inspector will count separately “FOR” votes, “WITHHOLD” votes, “AGAINST” votes, “ABSTAIN” votes and broker non-votes. “ABSTAIN” votes and broker non-votes are counted as “present” when determining whether there is a quorum to transact business. Except for the election of directors, abstentions will have the same effect as “no” votes. However, broker non-votes will not be counted as votes on any proposal.

5.	What happens if additional items are presented at the Annual Meeting?
     We are not aware of any item that may be voted on at the Annual Meeting that is not described in this proxy statement. If any other matters are properly brought before the meeting, the holders of the proxies that we are soliciting will have the discretion to vote them in accordance with their best judgment on any additional matters that may be voted on at the meeting, including matters incidental to the conduct of the meeting.
How You Can Vote
6.	What shares can I vote?
     You are entitled to one vote for each share of our common stock that you owned at the close of business on April 21, 2009, the record date for the Annual Meeting. You may vote all shares owned by you on the record date, including (a) shares held directly in your name as the stockholder of record, and (b) shares held for you as the beneficial owner through a broker, trustee or other nominee. On the record date, 25,543,110 shares of our common stock were outstanding.
7.	What is the difference between holding shares as a stockholder of record and as a beneficial owner?
     Most of our stockholders hold their shares through a broker, trustee or other nominee rather than having the shares registered directly in their own name. There are some distinctions between shares held of record and those owned beneficially that are summarized below.
Stockholder of Record
     If your shares are registered directly in your name with our transfer agent, you are the stockholder of record of the shares and these proxy materials are being sent directly to you by the company. As the stockholder of record, you have the right to grant a proxy to vote your shares to the company or another person, or to vote your shares in person at the Annual Meeting. We have enclosed a proxy card for you to use in voting your shares. If you complete and properly sign the enclosed proxy card and return it as instructed, it will be voted as you indicate on the card.
Beneficial Owner
     If your shares are held through a broker, trustee or other nominee, it is likely that they are registered in the name of the nominee and you are the beneficial owner of shares held in street name. As the beneficial owner of shares held for your account, you have the right to direct the registered holder to vote your shares as you instruct, and you also are invited to attend the Annual Meeting. Your broker, trustee or other nominee has forwarded these proxy materials to you and enclosed a voting instruction card for you to use in directing how your shares are to be voted. However, since a beneficial owner is not the stockholder of record, you may not vote your shares in person at the meeting unless you obtain a legal proxy from the registered holder of the shares giving you the right to do so.
8.	How can I vote in person at the Annual Meeting?
     You may vote in person at the Annual Meeting those shares that you hold in your name as the stockholder of record. You may vote in person shares for which you are the beneficial owner only by obtaining a legal proxy giving you the right to vote the shares from the broker, trustee or other nominee that is the registered holder of your shares.
     Even if you plan to attend the Annual Meeting, we recommend that you also submit your proxy or voting instructions as described below so that your vote will be counted if you later decide not to attend.
9.	How can I vote without attending the Annual Meeting?
     Whether you hold your shares as a stockholder of record or as a beneficial owner, you may direct how your shares are to be voted without attending the Annual Meeting. If you are a stockholder of record, you may vote by submitting a proxy. If you hold shares as a beneficial owner, you may vote by submitting voting instructions to your broker, trustee or other nominee by following the voting instructions provided by your broker, trustee or other nominee. Stockholders of record and stockholders who hold shares as the beneficial owner may vote by mail by signing and dating the enclosed proxy or voting instruction card and returning it in the accompanying envelope.

10.	What is the deadline to vote?
     If you hold shares as the stockholder of record, your vote must be received before the polls close at the Annual Meeting.
     If you hold shares as the beneficial owner, please follow the voting instructions provided by your broker, trustee or other nominee.
11.	May I revoke my proxy?
     Yes. You may revoke your proxy at any time prior to the vote at the Annual Meeting.
     If you are a stockholder of record, you may change your vote by granting a new proxy bearing a later date (which automatically revokes the earlier proxy), by providing a written notice of revocation to our Secretary or Assistant Secretary at our principal office, 43445 Business Park Drive, Suite 103, Temecula, California 92590, or by attending the Annual Meeting and voting in person. Attendance at the meeting will not cause your previously granted proxy to be revoked unless you specifically make that request.
     For shares you hold as a beneficial owner, you may change your vote by timely submitting new voting instructions to your broker, trustee or other nominee, or, if you have obtained a legal proxy from the nominee giving you the right to vote your shares, by attending the Annual Meeting and voting in person.
Stockholder Proposals and Director Nominations
12.	What is the deadline to submit stockholder proposals to be included in the proxy materials for next year’s Annual Meeting of Stockholders?
     Stockholder proposals that are intended to be included in company-sponsored proxy materials for the 2010 Annual Meeting must be received by our Secretary or Assistant Secretary no later than January 6, 2010 and must be submitted to the following address:
Secretary or Assistant Secretary
43445 Business Park Drive, Suite 103
Temecula, CA 92590
     Stockholder proponents must meet the eligibility requirements of the Securities and Exchange Commission’s Shareholder Proposal Rule (Rule 14a-8), and their proposals must comply with the requirements of the rule to be included in our proxy materials.
13.	How may I nominate director candidates or present other business for consideration at an Annual Meeting?
     Stockholders who wish to nominate director candidates or to present other business to be voted on at an Annual Meeting must give written notice of their intention to do so to our Secretary or Assistant Secretary at the address set forth in Question 12. We must receive the notice at least 45 days but not more than 75 days before the date corresponding to the anniversary date on which the company’s proxy statement was released to stockholders in connection with the previous year’s annual meeting. The notice also must include the information required by our bylaws, which may be obtained by writing to us at the address set forth in Question 12 or by visiting our website www.outdoorchannel.com under the “Investor Relations — Information Request” section. The time for us to receive nominations and proposals for the 2009 Annual Meeting has expired. The period for the receipt from stockholders of director nominations and other proposals for the 2010 Annual Meeting will begin on February 16, 2010 and end on March 18, 2010.
     These notice requirements do not apply to stockholder proposals intended for inclusion in our proxy materials under the Securities and Exchange Commission’s Shareholder Proposal Rule (Rule 14a-8). The deadline for receiving those proposals is set forth in Question 12. The notice requirements also do not apply to questions that a stockholder may wish to ask at the Annual Meeting.

Proxy Materials and Solicitation of Proxies
14.	Who will pay for the cost of soliciting votes for the Annual Meeting?
     Outdoor Channel Holdings, Inc. is making this solicitation and will pay the entire cost of preparing, assembling, printing, mailing and distributing these proxy materials and soliciting votes. We will also reimburse brokerage firms and other persons representing beneficial owners of shares for their expenses in forwarding solicitation materials to such beneficial owners. Our directors, officers and employees also may solicit votes in person, by telephone or by electronic communication. They will not receive any additional compensation for these activities.

CORPORATE GOVERNANCE
Board of Directors
     Our business and affairs are managed and all corporate powers are exercised under the direction of our Board of Directors. The board establishes fundamental corporate policies and oversees the performance of the company and our chief executive officer and the other officers to whom the board has delegated day-to-day operations.
Corporate Governance Documents
Corporate Governance Guidelines. The board has adopted Corporate Governance Guidelines that set forth expectations for directors, guidelines for determining director independence, board committee structure and functions, and other policies for the governance of the company.
Code of Conduct and Ethics. The board has also adopted a Code of Conduct and Ethics that applies to our officers, directors and employees. The Code of Conduct and Ethics contains general guidelines for conducting the business of our company consistent with the highest standards of business ethics, and is intended to qualify as a “code of conduct” within the meaning of Section 406 of the Sarbanes-Oxley Act of 2002 and Item 406 of Regulation S-K. Our company has established an ethics helpline that is designed to receive anonymous reports of any known or suspected violations of our Code of Conduct and Ethics. If we make any amendments to, or grant any waivers of, a provision of the code of conduct and ethics applicable to our principal executive officer, principal financial officer or principal accounting officer, we intend to disclose such amendment or waiver on our website. Information on our website, however, does not form a part of this proxy statement.
Committee Charters. Several standing committees assist the board in carrying out its responsibilities. Each operates under a written charter adopted by the board.
     Our Corporate Governance Guidelines, committee charters and Code of Conduct and Ethics are published on our website http://www.outdoorchannel.com under the “Investor Relations—Corporate Governance” section. Printed copies may be obtained upon request by writing to: Secretary at our principal office, 43445 Business Park Drive, Suite 103, Temecula, California 92590.
Director Independence
     The Board of Directors determines independence of our directors by applying the “independence” guidelines established by the NASDAQ Stock Market Rules. These provide that a director is “independent” only if the board affirmatively determines that the director has no direct or indirect material relationship with the company. These guidelines identify categories of relationships that the board has determined would not affect a director’s independence, and therefore are not considered by the board in determining director independence. To facilitate this determination, annually each director completes a questionnaire that provides information about relationships that might affect the determination of independence. Management provides the Nominating and Governance Committee and the Board of Directors with relevant facts and circumstances of any relationship bearing on independence of a director or nominee that are outside the categories permitted under the director independence guidelines.
     In its most recent review, the board and the Nominating and Governance Committee considered the absence of any employment relationships between the company and its directors and their families (other than Roger L. Werner, Jr. and Perry T. Massie who are executive officers of the company and Thomas H. Massie who has served as an officer of the company within the past three (3) years and is the brother of Perry T. Massie), the absence of any affiliation of our directors and their families with our independent registered public accounting firm and the absence of any transactions with directors and members of their families that would require disclosure in this proxy statement under Securities and Exchange Commission rules regarding related party transactions. The Nominating and Governance Committee and the board also reviewed the amount of goods and services purchased by a company of which Mr. Merritt is a director and concluded that this relationship does not affect his independence.

     Based on the review and recommendation by the Nominating and Governance Committee, the Board of Directors analyzed the independence of each director and determined that the following directors meet the standards of independence under our Corporate Governance Guidelines and applicable NASDAQ Stock Market Rules, including that each member is free of any relationship that would interfere with his or her individual exercise of independent judgment: Messrs. Dalvi, Kinley, Merritt, Pandzik and Stanley.
Director Qualifications
     Our Nominating and Corporate Governance Committee evaluates and recommends candidates for membership on the Board of Directors consistent with criteria established by the committee. In evaluating director nominees, the nominating/corporate governance committee considers, among other things, the following factors: professional experience, educational background, including whether the person is a current or former CEO or CFO of a public company or the head of a division of a large international organization, knowledge of our business, integrity, professional reputation, independence, wisdom, ability to represent the best interests of our stockholders and ability and commitment to meet the board’s expectations for directors set forth in our Corporate Governance Guidelines. In the past, we have not engaged any third party or parties to identify or evaluate or assist in identifying or evaluating potential director nominees although we may do so in the future.
Director Nominations
     Our Nominating and Corporate Governance Committee uses a variety of methods for identifying and evaluating nominees for director. The committee regularly assesses the appropriate size and composition of the Board of Directors, the needs of the Board of Directors and the respective committees of the board and the qualifications of candidates in light of these needs. Candidates may come to the attention of the Nominating and Corporate Governance Committee through stockholders, management, current members of the Board of Directors or search firms. The evaluation of these candidates may be based solely upon information provided to the committee or may also include discussions with persons familiar with the candidate, an interview of the candidate or other actions the committee deems appropriate, including the use of third parties to review candidates.
Board of Directors Meetings, Executive Sessions, Annual Meeting of Stockholders
     At regularly scheduled board and committee meetings, directors review and discuss management reports regarding our performance, prospects and plans, as well as immediate issues facing the company. At least once a year, the board also reviews management’s long-term strategic and financial plans.
     Executive sessions of independent directors are regularly scheduled throughout the year and any director may call for an executive session at any meeting. During 2008, the board held 3 executive sessions and our Nominating and Corporate Governance Committee which is comprised of all of our independent directors held 6 meetings.
     During 2008, the board held 14 meetings and the committees of the board held 24 meetings. Directors, on an aggregate basis, attended over 96% of the combined number of these meetings. Each director attended at least 85% of the combined number of meetings of the board and each committee of which the director is a member.
     The board encourages attendance at the Annual Meeting of Stockholders by all nominees for election as directors and all directors whose terms of office will continue after the meeting. Last year, all of the nominees and directors attended the meeting except for Ajit M. Dalvi who was out of the country for personal reasons.
Evaluation of Board and Director Performance
     Our Nominating and Corporate Governance Committee annually leads the review and evaluation of the performance of the Board of Directors. The purpose of the review is to increase the effectiveness of the board, and the results are reviewed with the board and its committees.
Review of Related Party Transactions
     Securities and Exchange Commission rules require disclosure of certain transactions involving more than $120,000 in which the company is a participant and any of its directors, nominees as directors or executive officers, or any member of their immediate families, has or will have a direct or indirect material interest. The charter of our Audit Committee requires the committee to review any such “related party transaction” before the company enters into the transaction. During 2008, we continued the 2005 lease agreement with Musk Ox Properties, L.P, a stockholder of ours which is owned by Messrs. Perry T. Massie and Thomas H. Massie, each of whom is a director and a major stockholder of the company for a portion of our administrative facilities. In addition, during 2008 we continued an agreement that we entered into in March 2007 with Narrowstep, Inc., a company for which Roger L. Werner, our Chief Executive Officer served as a director, for the purchase of broadband video delivery and associated services on a month-to-month basis. These transactions were considered by the Audit Committee and are further described in the “Certain Relationships and Related Transactions” section of this proxy statement.
Board Access to Senior Management, Independent Auditors and Counsel
     Directors have complete access to our independent registered public accounting firm, to senior management and other employees. They also have complete access to counsel, advisors and experts of their choice with respect to any issues relating to the board’s discharge of its duties.
Board Committees

Nominating and Corporate
Audit Committee	Governance Committee	Compensation Committee
David C. Merritt, Chair David D. Kinley T. Bahnson Stanley	David D. Kinley, Chair Ajit M. Dalvi David C. Merritt Michael L. Pandzik T. Bahnson Stanley	Michael L. Pandzik, Chair Ajit M. Dalvi T. Bahnson Stanley
Audit Committee
     Our Audit Committee is composed entirely of independent directors. It is directly responsible and has the sole authority for the selection, appointment, compensation, retention and oversight of our independent registered public accounting firm, which reports directly to the committee. The committee pre-approves all services provided by the accounting firm and prepares the report printed under the caption “Audit Committee Report” below. It also assists the Board of Directors in fulfilling oversight responsibility regarding:
•	The integrity of our financial statements.

•	Our compliance with legal and regulatory requirements.
     The board has determined that Mr. Merritt, who chairs the Audit Committee, is an audit committee financial expert (as defined by the rules of the Securities and Exchange Commission) and his service on the audit committees of two other public companies does not impair his ability to serve effectively on our audit committee.
     During 2008, the Audit Committee held 9 meetings.
     The Audit Committee operates under a written charter adopted by the board, a copy of which is available at http://www.outdoorchannel.com under the “Investor Relations—Corporate Governance” section.
Nominating and Corporate Governance Committee
     Our Nominating and Corporate Governance Committee is comprised of all of our independent directors. The committee’s responsibilities include:
•	Identifying individuals qualified to become directors.

•	Recommending nominees for election as directors and candidates to fill board vacancies.

•	Recommending directors for appointment as members of board committees.

•	Developing and recommending corporate governance principles.

•	Overseeing the evaluation of the board.

     During 2008, the Nominating and Corporate Governance Committee held 6 meetings.
     The Nominating and Corporate Governance Committee operates under a written charter adopted by the board, a copy of which is available at http://www.outdoorchannel.com under the “Investor Relations—Corporate Governance” section.
Compensation Committee
     Our Compensation Committee is comprised entirely of independent directors. It assists the Board of Directors in the evaluation and compensation of executives. It establishes the compensation and benefits of our executive officers and other key employees, administers our equity award plans and establishes and reviews general policies relating to compensation and benefits of all of our employees. The committee has direct responsibility for:
•	Reviewing and approving corporate goals and objectives relevant to the compensation of our Chief Executive Officer.

•	Evaluating our CEO’s performance in light of these goals and objectives and approving (subject to ratification by the board acting solely through the independent directors) his or her compensation based on the committee’s performance evaluation.

•	Recommending to the board the compensation program for other executive officers, incentive compensation plans and equity-based plans.
     During 2008, the Compensation Committee held 9 meetings.
     The Compensation Committee operates under a written charter adopted by the board, a copy of which is available at http://www.outdoorchannel.com under the “Investor Relations—Corporate Governance” section.
     Additional information regarding the Compensation Committee’s principles, policies and practices is set forth below under the caption “Compensation Discussion and Analysis.”
Compensation Committee Interlocks and Insider Participation
     Messrs. Dalvi, Pandzik and Stanley serve on the Compensation Committee of our Board of Directors. No interlocking relationship exists between any member of the Compensation Committee and any member of any other company’s Board of Directors or compensation committee.
Stockholder Communications with Board Members
     The board has previously implemented a process by which stockholders may send written communications directly to the attention of the entire board or any individual director. Stockholders who wish to communicate with the directors should indicate in their correspondence whether it is directed to an individual director or to the entire board and should send such correspondence care of our secretary or assistant secretary at 43445 Business Park Drive, Suite 103, Temecula, California 92590 or by sending an email to director(s) using the email addresses provided on our website at http://www.outdoorchannel.com under the “Investor Relations—Stockholder Communications & Reporting Complaints” section.

Compensation of Directors
     Each non-employee director receives an annual base retainer of $24,000 for service on the board. In addition, the Chair of the Audit Committee receives an annual retainer of $10,000 for serving in that capacity and the Chairs of the Compensation Committee and the Nominating and Corporate Governance each receive an annual retainer of $5,000 for serving in that capacity. Non-employee directors also receive meeting fees of $1,000 for each telephonic board meeting that they attend, $2,500 for each in-person board meeting attended and $500 for each meeting they attend of the board committees of which they are members.
     Pursuant to our Non-Employee Directors Stock Option Plan, prior to May 2007, each non-employee director received an option to purchase 125,000 shares of common stock when they initially joined the board. The exercise price of the option was equal to the fair market value of the underlying shares of common stock, and the option vested over a period of three years from the date of grant. In December 2006, the board adopted a policy of granting each non-employee director that number of restricted shares equal to a value of $40,000 on the date of grant after the three year vesting period of the options; such restricted shares vested one year after the date of grant.
     In May 2007, the board terminated the Non-Employee Directors Stock Option Plan and superseded all prior policies with a new compensation policy of granting each non-employee director that number of restricted shares equal to a value of approximately $300,000 on the date of grant, with approximately one-third of such shares vesting annually immediately prior to our annual stockholder meeting provided that the non-employee director has continued to serve on the board during the prior year. Upon a change in control, all such shares vest 100%.
     We summarize the 2008 compensation of our non-employee directors below.

					Change in Pension
				NonEquity	Value and
	Fees Earned			Incentive Plan	Nonqualified Deferred	All Other
	or Paid in	Stock Awards	Option	Compensation	Compensation	Compensation
Name	Cash ($)	($) (1)	Awards ($) (1)	($)	Earnings ($)	($)	Total ($)
Ajit M. Dalvi	$45,000	$100,547	—	—	—	—	$145,547
David D. Kinley	$51,333	$100,547	—	—	—	—	$151,880
Thomas H. Massie	$38,000	$75,352	—	—	—	—	$113,352
David C. Merritt	$58,000	$87,142	—	—	—	—	$145,142
Michael L. Pandzik	$50,833	$100,547	—	—	—	—	$151,380
T. Bahnson Stanley	$52,000	$89,006	—	—	—	—	$141,006

(1)	Computed in accordance with FAS 123(R), but ignoring any forfeiture rate that would be applicable in such computations. See Note 11 to Consolidated Financial Statements in our Form 10-K for the year ended December 31, 2008 for assumptions made in these valuations
     Directors who are also employees (Roger L. Werner, Jr. and Perry T. Massie) do not receive any additional fees or remuneration, as such, for service on our board. Their compensation is summarized in the Summary Compensation Table appearing under the caption “Executive Compensation.”

PROPOSALS TO BE VOTED ON
PROPOSAL 1: ELECTION OF DIRECTORS
     Our Board of Directors is currently composed of eight members. Our board currently is divided into three classes whose terms are staggered so that approximately one-third of our directors are elected at each Annual Meeting.
     At the 2009 annual meeting, three directors will be elected to hold office for three years or until their successor is elected and qualified. Our board has determined that, with the exception of Thomas H. Massie, Perry T. Massie and Roger L. Werner, each of its nominees for election as a director and each director whose term of office will continue after the meeting is an independent director. Information concerning the board’s independence standards is contained under the caption “Corporate Governance —Board of Directors—Director Independence.”
Nominees
     The Nominating and Corporate Governance Committee has recommended and the Board of Directors has nominated the following three individuals, all of whom currently are directors, for election as directors:
Thomas H. Massie
David C. Merritt
Roger L. Werner, Jr.
     The proxies and voting instructions solicited by the board will be voted “FOR” these three nominees unless other instructions are specified. If any nominee should become unavailable to serve, the proxies may be voted for a substitute nominee designated by the board or the board may reduce the authorized number of directors. Information regarding each director nominee and the directors serving unexpired terms that will continue after the Annual Meeting is set forth below. Unless otherwise indicated, each director has held his or her principal occupation or other positions with the same or predecessor organizations for at least the last five years.
THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” EACH OF ITS THREE NOMINEES FOR ELECTION TO THE BOARD
Nominees for election for terms expiring in 2009:
     Thomas H. Massie, 44, has been a director since 1984. He is the Vice Chairman of the Board of Directors of the company. He attended the University of Alaska, Fairbanks, studying business administration. Thomas H. Massie is the brother of Perry T. Massie.
     David C. Merritt, 54, has served as a director of Outdoor Channel Holdings, Inc. since 2003. He is the managing director of BC Partners, Inc. From October 2007 to March 2009, he was the Senior VP, Chief Financial Officer of iCRETE, LLC. He is a director of Charter Communications, Inc. and Calpine, Corp. Mr. Merritt was a Managing Director at Salem Partners LLC, an investment banking firm, from October 2003 until September 2007. Previously, Mr. Merritt was Managing Director in the Entertainment Media Advisory Group at Gerard Klauer Mattison & Co., Inc. and an audit and consulting partner of KPMG LLP for 14 years. Mr. Merritt holds a B.S. degree from California State University — Northridge.
     Roger L. Werner, Jr., 59, has been a director of Outdoor Channel Holdings, Inc. since 2006. He is the Chief Executive Officer of the company. From 1995 to until 2001, he served as the President and CEO of Speedvision (now SPEED) and Outdoor Life Network (now Versus). Previously, Mr. Werner served as President and CEO of Daniels Programming Ventures, LLC, the Chief Executive Officer and the Chief Operating Officer of ESPN. Prior to working at ESPN, he was a management consultant for McKinsey and company. Mr. Werner serves as Chairman of WATV, a private sports programming and production company. Mr. Werner also served on the board of Granahan McCourt Acquisition Corporation from July 2006 to November 2008. He is a graduate of Trinity College, Hartford, Connecticut and holds an M.B.A. from the University of Virginia.

Directors whose terms expire in 2010:
     Perry T. Massie, 46, has been a director since 1984. He is the Chairman of the Board of Directors of the company. He also has served as the Chief Executive Officer of the company from 1986 to February 2007 and as its President from 1994 to October 2006. Mr. Massie earned a B.S. degree in Mining Engineering from the University of Alaska, Fairbanks. Perry T. Massie is the brother of Thomas H. Massie.
     T. Bahnson Stanley, 56, has been a director since 2004. He is currently a partner in the private equity firm Ellis, McQuary & Stanley, LLC, which acquires and invests in media, technology and service companies. Prior to joining Ellis, McQuary & Stanley, LLC, Mr. Stanley served in various positions for Landmark Communications, Inc. most recently as Executive Vice President—Strategy and Development—The Weather Channel Companies®. While at Landmark, he was responsible for strategy, new business development and operations of various properties, including The Travel Channel and The Weather Channel. Mr. Stanley earned an M.B.A. from the University of Virginia and a B.A. degree from Duke University.
Directors whose terms expire in 2011:
     Ajit M. Dalvi, 66, has been a director since 2007. He served as a senior advisor to Cox Communications, Inc. from 1999 to 2006, after retiring from Cox. During his 17 year tenure at Cox, Mr. Dalvi served in a number of positions involving oversight of marketing, programming, ad sales, research and programming investments and was involved in a number of start-up programming ventures including E! Entertainment Television, Outdoor Life Network (now Versus) and SpeedVision (now SPEED). Acknowledging Mr. Dalvi’s pioneering contributions to the growth and development of the cable television industry, the National Cable Television Association honored Mr. Dalvi with the Vanguard Award. Mr. Dalvi served on the board and the audit committee of Scientific Learning Corporation from July 2000 until August 2008. Previously, he served as a director of iVillage, Discovery Channel, as well as on the boards of cable industry trade organizations Cable Television Marketing Association (CTAM), Cable Advertising Bureau (CAB) and CTAM Educational Foundation. Mr. Dalvi earned his B.A. from the University of Mumbai (formerly the University of Bombay) and his M.B.A. from the Indian Institute of Management, Ahemedabad.
     David D. Kinley, 67, has been a director since 2007. He is the president of Kinley & Associates, a specialized cable television industry consulting firm. From 1986 to 2000, Mr. Kinley founded and served as the chief executive and chief financial officer of Sun Country Cable. From 1998 to 2004, he served as Chairman of the Board of Directors of the National Cable Television Cooperative (NCTC), the nation’s largest cable programming purchasing organization. In 1993, Mr. Kinley established the Small Cable Business Association (now known as the American Cable Association) and served as its chairman until 1997, as well as on the executive committee until 2003. Previously, Mr. Kinley served in senior management positions at various cable television companies including Executive Vice President, Chief Operating Officer and Director of Northland Cable Television, Senior Vice President for Viacom Cable and Senior Vice President and Vice President at American Television & Communications (now Time Warner Cable). Prior to working directly at cable companies, Mr. Kinley was the FCC’s primary regulator of the cable television industry serving as chief of the cable television bureau from 1973 to 1976. He previously served in various administrative roles at government agencies, including the Federal Bureau of Investigation, the U.S. Department of Justice and the U.S. Department of Health and Human Services. Mr. Kinley earned his B.A., graduating summa cum laude, from Principia College and received his J.D. from Harvard Law School.
     Michael L. Pandzik, 63, has been a director since 2007. Mr. Pandzik is widely recognized as the founding president of the National Cable Television Cooperative (NCTC), having served in this role from inception in late 1984 until 2005. Mr. Pandzik also served on the board of C-SPAN for nearly 10 years, was inducted into the Cable Television Pioneers in 1992 and was listed as one of the Top-100 most influential personalities in the cable industry by CableFAX. Previously, he served HBO as director of new business development in the network’s New York City office and as regional director in the Kansas City sales and marketing office. Prior to that, he was with Hallmark Cards as a TV director for its Crown Center project in Kansas City. Mr. Pandzik holds a B.S. from the University of Nebraska and a M.S. from Kansas University.

PROPOSAL 2: RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
     The Audit Committee has appointed Ernst & Young LLP as the independent registered public accounting firm, to audit our consolidated financial statements for fiscal year 2009. Ernst & Young LLP has served as our independent registered public accounting firm since September 2007. At the Annual Meeting, the stockholders are being asked to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for fiscal year 2009. In the event of a negative vote on such ratification, the Audit Committee will reconsider its selection. Even if this appointment is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year if the Audit Committee determines that such a change would be in the best interest of the company and its stockholders. A Representative of Ernst & Young LLP will be present at the Annual Meeting and will have the opportunity to respond to appropriate questions and to make a statement if he or she so desires.
Vote Required
     The affirmative vote of a majority of the shares present or represented by proxy and entitled to vote is required for approval.
Principal Accountant Fees and Services
     In connection with the audit of the 2008 financial statements, the company entered into an engagement agreement with Ernst & Young LLP which set forth the terms by which Ernst & Young LLP has performed audit services for the company.
     In 2007, the company changed its principal accounting firm to Ernst & Young LLP; previously the company’s principal accountant had been J. H. Cohn LLP. The following table sets forth the aggregate fees billed for performing our audits for the fiscal years ended December 31, 2008 and 2007, and all other fees paid by the company during 2008 and 2007 to its principal accounting firms during such time:

	For the Years Ended
	December 31
	2008	2007
Audit Fees	$1,121,000	$1,393,000
Audit-Related Fees	$79,000	$0
Tax Fees	$0	$0
All Other Fees	$0	$0

Totals	$1,200,000	$1,393,000
     The fees listed under “Audit Fees” above were incurred for service related to the annual audit of our consolidated financial statements, reviews of interim consolidated financial statements and services that are normally provided in connection with statutory and regulatory filings and engagements. In 2008 and 2007, audit fees also include fees incurred for the audits of management’s assessment of the effectiveness of internal controls over financial reporting and the effectiveness of internal control over financial reporting. The fees listed under “Audit-Related Fees” above were incurred for service reasonably related to the performance of the audit of our 401(k) plan as well as to consultations regarding internal controls and other accounting matters. There were no other fees billed by either Ernst & Young LLP or J. H. Cohn LLP for services rendered to us, other than the fees for services described above under “Audit Fees” or “Audit-Related Fees” for the fiscal years ended December 31, 2008 and 2007. Our Audit Committee pre-approved all services described above for fiscal year 2008 and has determined that these fees and services are compatible with maintaining the independence of Ernst & Young LLP and J. H. Cohn LLP. The Audit Committee requires that each service provided by Ernst & Young LLP or J. H. Cohn LLP be pre-approved by the Audit Committee.
THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” PROPOSAL 2

AUDIT COMMITTEE REPORT
     The Audit Committee Report that follows shall not be deemed to be incorporated by reference into any filings made by us under the Securities Act of 1933, as amended or the Securities Exchange Act of 1934, as amended, notwithstanding any general statement contained in any such filing incorporating this Proxy Statement by reference, except to the extent that we incorporate such report by specific reference.
     The purpose of the Audit Committee is to assist the board in its general oversight of our financial reporting, internal controls over financial reporting and audit functions. The Audit Committee is composed of the directors named below, all of whom have been determined by the board to be independent directors. The board has also determined that the chair of the committee is an audit committee financial expert as defined by the rules of the Securities and Exchange Commission. The Audit Committee operates under a written charter adopted by the board, a copy of which is available at http://www.outdoorchannel.com under the “Investor Relations—Corporate Governance” section.
     The committee’s responsibilities include appointing and overseeing our independent registered public accounting firm, pre approving both audit and non-audit services to be provided by the firm, and assisting the board in providing oversight to our financial reporting process. In fulfilling its oversight responsibilities, the committee meets with our independent registered public accounting firm and management to review accounting, auditing, internal controls and financial reporting matters.
     It is not the committee’s responsibility to plan or conduct audits or to determine that our financial statements and disclosures are complete, accurate and in accordance with accounting principles generally accepted in the United States and applicable laws, rules and regulations. Management is responsible for our financial statements, including the estimates and judgments on which they are based, as well as our financial reporting process, accounting policies and accounting controls, and disclosure controls and procedures. The company’s independent registered public accounting firm, Ernst & Young LLP, is responsible for performing an audit of our annual financial statements, expressing an opinion as to the conformity of the annual financial statements with accounting principles generally accepted in the United States, expressing opinions as to the effectiveness of our internal controls over financial reporting and management’s assessment of internal controls, and reviewing our quarterly financial statements.
     The committee has discussed with Ernst & Young the matters required to be discussed by Statement of Auditing Standards 61 (Communications with Audit Committees), which requires the independent registered public accounting firm to provide the committee with information regarding the scope and results of its audit of our financial statements, including information with respect to the firm’s responsibilities under auditing standards generally accepted in the United States, significant accounting policies, management judgments and estimates, any significant audit adjustments, any disagreements with management and any difficulties encountered in performing the audit.
     The committee also has received from Ernst & Young a letter providing the disclosures required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) with respect to any relationships between Ernst & Young and the company that in the professional judgment of Ernst & Young may reasonably be thought to bear on its independence. Ernst & Young also has discussed its independence with the committee and confirmed in the letter that, in its professional judgment, it is independent of the company within the meaning of the federal securities laws.
     The committee also has reviewed and discussed with our senior management the audited financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2008 and management’s reports on the financial statements and internal controls. Management has confirmed to the committee that it has maintained an effective system of internal controls. Ernst & Young has expressed its professional opinions that the financial statements conform to accounting principles generally accepted in the United States, management has maintained an effective system of internal controls and management’s report on internal controls is fairly stated.

     In addition, our Chief Executive Officer and Chief Financial Officer have reviewed with the committee the certifications that each file with the Securities and Exchange Commission pursuant to the requirements of the Sarbanes-Oxley Act of 2002 and the policies and procedures management has adopted to support the certifications.
     Based on these considerations, the Audit Committee has recommended to the Board of Directors that our audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2008.
Audit Committee
David C. Merritt, Chair
David D. Kinley
T. Bahnson Stanley

PRINCIPAL STOCKHOLDERS
     The following table sets forth certain information regarding the beneficial ownership of our common stock as of February 28, 2009 (except as otherwise indicated) by each of our directors, by each of our named executive officers named in the executive compensation table in this proxy statement, by each person known by us to be the beneficial owner of more than 5% of our outstanding common stock, and by all of our directors and executive officers as a group.
     In the following table, percentage of ownership is based on 25,171,391 shares of common stock outstanding as of February 28, 2009. Except as otherwise indicated below, we believe that each person listed below has sole voting and investment power with respect to the shares owned, subject to applicable community property laws.

	Shares Beneficially
	Owned (2)
Name and Address of Beneficial Owners(1)	Number	Percent
Thomas H. Massie (3)	6,407,582	25.5%

Perry T. Massie (4)	6,372,872	25.3%

Musk Ox Investments, LP (5)	2,873,620	11.4%

Roger L. Werner, Jr. (6)	493,338	1.9%

Thomas E. Hornish (7)	326,034	1.3%

David C. Merritt (8)	152,771	*

T. Bahnson Stanley (9)	151,912	*

Shad L. Burke	96,425	*

David D. Kinley	27,703	*

Michael L. Pandzik	26,705	*

Ajit M. Dalvi	26,606	*

All directors and executive officers as a group (10 persons) (10)	11,073,418	42.8%

Wells Fargo & Company (11)	1,574,596	6.3%
420 Montgomery Street San Francisco, CA 94163

Richard K. Dickson II (12)	1,411,341	5.6%
P.O. Box 2310 Temecula, CA 92593

William B. Kanders (13)	1,300,279	5.2%
c/o Kanders & Company, Inc. One Landmark Square, 22nd Floor Stamford, CT 06901

*	Less than one percent

(1)	Unless otherwise noted above, the business address of each stockholder is c/o Outdoor Channel Holdings, Inc., 43445 Business Park Dr., Suite 103, Temecula, California 92590.

(2)	Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Shares of common stock subject to options or warrants currently exercisable or convertible, or exercisable or convertible within 60 days of February 28, 2009, are deemed outstanding for computing the percentage of the persons holding such options but are not deemed outstanding for computing the percentage of any other person.

(3)	Includes shares owned with Mr. Thomas Massie’s wife and in trusts and foundations, and 3,007,900 shares owned by entities owned jointly with Mr. Perry Massie, including Musk Ox Investments, LP. Mr. Thomas Massie disclaims beneficial ownership of the shares owned by such entities except to the extent of his pecuniary interest therein.

(4)	Includes shares owned with Mr. Perry Massie’s wife in trusts and foundations, and 3,007,900 shares owned by entities owned jointly with Mr. Thomas Massie, including Musk Ox Investments, LP. Mr. Perry Massie disclaims beneficial ownership of the shares owned by such entities except to the extent of his pecuniary interest therein.

(5)	Musk Ox Investments, LP is owned equally by Messrs. Perry and Thomas Massie. Its shares are also included in both of their total shares since both individuals may be considered to be the beneficial owner of such shares.

(6)	Includes 300,000 shares subject to options exercisable within 60 days of February 28, 2009.

(7)	Includes 130,000 shares subject to options exercisable within 60 days of February 28, 2009.

(8)	Includes 125,000 shares subject to options exercisable within 60 days of February 28, 2009.

(9)	Includes 125,000 shares subject to options exercisable within 60 days of February 28, 2009.

(10)	Includes our current directors’ and executive officers’ shares listed above.

(11)	Based on the information contained in a Schedule 13G filed with the Securities and Exchange Commission indicating the number of shares held as of December 31, 2008. Of the 1,574,596 shares beneficially held, Wells Fargo & Company has the sole power to vote or direct the vote of 1,543,646 shares, and has sole power to dispose or to direct the disposition of 1,512,407 shares.

(12)	Based on the most current information the company has available. Includes shares owned with Mr. Dickson’s wife. Mr. Dickson was previously a director and officer of the company and resigned all positions with us effective November 13, 2003.

(13)	Based on the information contained in a Schedule 13G filed with the Securities and Exchange Commission indicating the number of shares held as of February 26, 2009. Of the 1,300,279 shares beneficially held, Mr. Kanders has the sole power to vote or direct the vote of all such shares, and has sole power to dispose or to direct the disposition of all such shares.

EXECUTIVE COMPENSATION AND OTHER INFORMATION
Executive Officers
     The following table sets forth information as to persons who serve as our executive officers as of April 14, 2009.

Name	Age	Position
Perry T. Massie	46	Director-Chairman of the Board
Roger L. Werner, Jr.	59	President and Chief Executive Officer
Thomas E. Hornish	50	Executive Vice President, Chief Operating Officer & General Counsel
Shad L. Burke	36	Chief Financial Officer
     Perry T. Massie has been a director since 1984. He is the Chairman of the Board of Directors of the company. He also has served as the Chief Executive Officer of the company from 1986 to February 2007 and as its President from 1994 to October 2006. Mr. Massie earned a B.S. degree in Mining Engineering from the University of Alaska, Fairbanks. Perry T. Massie is the brother of Thomas H. Massie.
     Roger L. Werner, Jr. has been a director of Outdoor Channel Holdings, Inc. since 2006. He is the Chief Executive Officer of the company. From 1995 to until 2001, he served as the President and CEO of Speedvision (now SPEED) and Outdoor Life Network (now Versus). Previously, Mr. Werner served as President and CEO of Daniels Programming Ventures, LLC, the Chief Executive Officer and the Chief Operating Officer of ESPN. Prior to working at ESPN, he was a management consultant for McKinsey and company. Mr. Werner serves as Chairman of WATV, a private sports programming and production company. Mr. Werner also served on the board of Granahan McCourt Acquisition Corporation from July 2006 to November 2008. He is a graduate of Trinity College, Hartford, Connecticut and holds an M.B.A. from the University of Virginia.
     Thomas E. Hornish has served as General Counsel of Outdoor Channel Holdings, Inc. since December 2004, its Executive VP of Corporate Development since February 2006 and its Chief Operating Officer since March 2007. From February 2003 to December 2004, he served as “Of Counsel” with Paul, Hastings, Janofsky & Walker LLP, an international law firm. Prior to that, he was an associate attorney with Brobeck Phleger & Harrison LLP since 1996. Mr. Hornish is licensed to practice law in California and Illinois, and is also a registered patent attorney. He is a retired, decorated veteran with more than 20 years experience in the U.S. Air Force. Mr. Hornish earned his J.D. degree in 1995 from The Ohio State University, Order of the Coif, while also attending the University of Chicago. He also holds a B.S. degree in chemical engineering from The Ohio State University.
     Shad L. Burke has served as the Chief Accounting Officer of Outdoor Channel Holding, Inc. since October 2007, as our Interim Chief Financial Officer from December 2007 until he became our permanent Chief Financial Officer in May 2008. He previously served as Vice President of Finance and corporate controller of Dot Hill Systems Corp., a provider of data storage systems, where he also served as Interim Chief Financial Officer from March through July 2006. From April 2004 to July 2005, Mr. Burke held the position of corporate controller at PeopleSupport, Inc., a business process outsourcer. From July 2002 to April 2004, he was a senior manager in the assurance practice of the Los Angeles office of Deloitte & Touche LLP, a public accounting firm. From September 1995 to July 2002, Mr. Burke held various assurance positions with Arthur Andersen LLP, a public accounting firm. Mr. Burke received a B.S. degree in business economics from University of California, Santa Barbara and is a C.P.A.

COMPENSATION DISCUSSION AND ANALYSIS
Overview of Executive Compensation Objectives and Philosophy
     The Compensation Committee of our Board of Directors sets our overall philosophy on the compensation of our executives. It emphasizes:
•	Pay for individual performance.

•	Performance-based incentives as measured by our specific financial measures that closely align the interests of executives and stockholders.

•	Balance between short term and long term compensation that rewards long term strategic results.

•	Shared risk through equity compensation and other company and individual performance-based incentives.
     Our executive compensation programs align pay with our short and long term performance. They also support the attraction, motivation and retention of key executive talent. Program goals include:
•	Motivating the development and implementation of long-term strategic initiatives.

•	Motivating executives to achieve superior performance.

•	Ensuring operational excellence within our organization.

•	Providing leadership and creating an environment that fosters passion, teamwork and agility within the organization.

•	Building and sustaining long-term relationships with our affiliates and other customers.
     We include a significant equity component in our overall compensation to align the long-term interests of our executives with those of our stockholders. Our compensation plan is designed to encourage success of our executives as a management team, rather than only as individual contributors, by attaining overall corporate goals while at the same time encouraging each executive to attain certain objectives each year. In setting those objectives, we consider the company’s historic performance, the current and anticipated economic conditions in our market place and industry, and the overall strategic plans of the company.
Role and Responsibilities of Compensation Committee
     The Compensation Committee consists of three directors, Messrs. Dalvi, Pandzik and Stanley. Mr. Pandzik serves as the chairman of the Compensation Committee. Each director is:
•	An independent director under the independence guidelines established by the Nasdaq Global Market.

•	An outside director under Section 162(m) of the Internal Revenue Code.

•	A non-employee director under Rule 16b-3 of the Securities and Exchange Act of 1934.
     The Compensation Committee:
•	Sets its meeting dates and agenda items.

•	Considers agenda items and other timely and pertinent topics at each meeting.

•	Holds executive sessions without management.

•	Recommends changes to its charter for approval by the Board of Directors as needed.

     The most recent charter review was in June 2008, at which time, the Compensation Committee recommended and the Board of Directors approved changes that were appropriate. The Compensation Committee operates under a written charter adopted by our Board of Directors, a copy of which is available at http://www.outdoorchannel.com under the “Investor Relations—Corporate Governance” section.
     The Compensation Committee’s major responsibilities include:
•	Reviewing and recommending, subject to the approval of the Board of Directors, corporate goals and objectives relating to the compensation of the Chief Executive Officer.

•	Evaluating the performance of the Chief Executive Officer in light of those goals and objectives.

•	Recommending to the Board of Director’s the Chief Executive Officer’s compensation based on this evaluation.

•	Reviewing the compensation of other selected key employees.

•	In consultation with senior management, establishing the company’s general compensation philosophy, and oversee the development and implementation of compensation programs.

•	Reviewing each of the elements of the executive compensation program of the company and continually assessing the effectiveness and competitiveness of the program.

•	Reviewing and approving employment or severance agreements for executive officers of the company.

•	Reviewing the administration and operation of the company’s executive compensation policies and programs to determine whether they are properly coordinated and established.
     In addition, the Compensation Committee may, if it chooses, except in relation to the Chief Executive Officer and other executive officers of the company, delegate to the management of the company the power to award compensation packages within the guidelines approved by it.
The Compensation Committee’s Advisors
     The Compensation Committee has the sole authority to select, engage, terminate and determine funding for independent counsel, any independent compensation consulting firm and other advisors as it deems necessary and appropriate. Our accounting, finance and law departments also support the Compensation Committee with respect to certain compensation-related matters, including issues related to benefit plans, regulatory reporting and compliance.
The Role of our Executives in Setting Compensation
     Neither our Chief Executive Officer nor any other executive officer determines or approves any element or component of his or her own base salary, annual bonus, long term incentives, or other aspects of compensation.
     The Compensation Committee does seek out our Chief Executive Officer’s views on the performance of other executive officers and may make recommendations with respect to our compensation programs, practices and packages for executives, other employees and directors. The Compensation Committee considers, but is not bound to and does not always accept such recommendations. The Compensation Committee may also seek input from an independent compensation consultant prior to making any final determinations.
Use of Compensation Consultants and Benchmarking Data
     The Compensation Committee does not currently have a contractual arrangement with any executive compensation consultant who has a role in determining or recommending the amount or form of senior executive or director compensation. The Compensation Committee did not use a compensation consultant in connection with setting 2008 executive compensation. With respect to benchmark data, the Compensation Committee principally utilized the annual Cable Programmers /Broadcast Networks Compensation Survey conducted by the Cable and Telecommunications Human Resources Association as a guide for determining compensation of our executive officers and employees. In general, the Compensation Committee reviews the survey to provide it with information regarding executives with similar responsibilities for comparable companies (based on number of networks operated by each company, the number of subscribers to the networks, etc.) and the Compensation Committee then uses its own judgment to adjust for the geographic region. Although the overall compensation for our executive officers generally falls at or below the median of the range of salaries for executives in similar positions with similar responsibilities as set forth in the survey, the Compensation Committee does not target a percentile within such peer group and instead uses the comparative data only as a reference point after having determined the types and amounts of compensation based on its own evaluation.
     The Compensation Committee will consider the experience and skills of each specific executive in determining his or her compensation package and make individual determinations as it deems necessary and in the best interest of the company and its stockholders. We feel that the base salaries we offer our executives, combined with our short and long-term incentive plans and other benefits, will enable us to attract and retain talented executives.
     Throughout this Compensation Discussion and Analysis, the individuals who served as the Chief Executive Officer and Chief Financial Officer during fiscal 2008, as well as the other individuals included in the “2008 Summary Compensation Table” are referred to as the “named executive officers.”
Compensation Elements We Use to Achieve Our Goal
     The following summarizes the compensation elements that we use as tools to reward, align and retain our named executive officers:
•	Base salary;

•	Annual Incentive Cash Bonus Compensation;

•	Long-Term Stock-Based Incentive Awards; and

•	Retirement benefits under a 401(k) plan and other generally available benefit programs.
Base Salary
     The base salary for each named executive officer is set on the basis of (i) industry experience, knowledge and qualifications, (ii) the salary levels in effect for comparable positions within our principal industry marketplace competitors and the local area, and (iii) internal comparability considerations. The base salary for each named executive officer is initially established through negotiation at the time the officer is hired, taking into account such officer’s scope of responsibilities, qualifications, experience, prior salary and competitive salary information within our industry, if available. Year-to-year adjustments to each named executive officer’s base salary are determined by an assessment of her or his sustained performance against individual goals, including leadership skills and the achievement of high ethical standards, the officer’s impact on our business and financial results, current salary in relation to the salary range designated for the job, experience, demonstrated potential for advancement, and an assessment against base salaries paid to executives for comparable jobs in the marketplace. Generally, we believe that base salaries for our named executive officers should be targeted near the median of the range of salaries for executives in similar positions with similar experience and responsibilities at comparable companies. However, in some circumstances, we may agree to a base salary in excess of such median if it is determined to be in the best interest of the company and our stockholders to do so.
     Base salary is intended to reflect individual performance and is designed to be generally competitive with salary levels in the industry, experience and the local area. Base salary is paid to attract and retain our named executive officers and to provide them with a level of predictable base compensation that is competitive among comparable companies and that allows them to devote their full time, dedicated efforts to the company. Because base salary, in the first instance, is set at the time the named executive officer is hired, it is largely market-driven and influenced by the type of position occupied, the level of responsibility, experience and training of the executive, and the base salary at his or her prior employment. Annual adjustments to base salary, if any, are influenced by the named executive officer’s achievement of stated goals and objectives, our performance, and other information available to the Compensation Committee and are designed to assure that we remain competitive.

     On October 23, 2008, Mr. Burke, who was originally hired as the Chief Accounting Officer in October 2007 and appointed Chief Financial Officer in May 2008, received an increase in his annual base salary from $225,000 to $275,000. In conjunction with his entry into an employment agreement with us in April 2009, Mr. Burke’s annual base salary was further increased from $275,000 to $300,000. Additionally, Mr. Hornish’s annual base salary was increased from $325,000 to $350,000 in conjunction with his entry into an employment agreement with us in April 2009.
     On February 1, 2008, the Compensation Committee approved a Supplemental Compensation Agreement for Mr. Werner in order to more closely align his overall compensation package to that within the company’s industry. The Supplemental Compensation Agreement provided for an increase in Mr. Werner’s base annual salary from $300,000 to $450,000, effective February 4, 2008, and an increase from $450,000 to $500,000, effective October 16, 2008.
     For a more complete description of Mr. Werner’s Supplemental Compensation Agreement and the employment agreements with Messrs. Hornish and Burke, please see the section entitled “Employment Arrangements and Change in Control Arrangements,” below.
Performance-Based Annual Cash Bonuses
     Our named executive officers may receive annual performance-based bonuses under the Executive Annual Cash Bonus Plan previously adopted by the Compensation Committee, in which certain of our executive officers, including Messrs. Werner, Burke and Hornish, participated during 2008. We believe our bonus plan serves as a vehicle for retaining our executives and sustaining exceptional performance. The bonus plan is an important component of our overall competitive compensation package. We pay cash bonuses to reward the achievement of clearly defined but shorter-term performance goals. We believe that such bonuses provide incentive to achieve our goals, and we carefully align such goals with our stockholders’ interests by measuring them, whenever possible. We also believe that the competitive environment in our industry and geographic location necessitates the inclusion of bonus elements in our compensation program in order to retain and attract talented executives.
     Each year the Compensation Committee establishes performance guidelines for bonus payments. The Compensation Committee evaluates many potential indicators of corporate success in deciding which performance measures to use for annual bonuses.
     For 2008, the Compensation Committee selected the following individual and company performance measures: (i) achieving targeted revenues and profitability; (ii) increasing subscriber growth; (iii) increasing the ratings of various programming; (iv) increasing the number of visitors to our website; (v) improving internal financial controls; and (vi) ensuring all financial and legal reports are timely prepared and filed with the Securities and Exchange Commission. The Compensation Committee believes these measures provide an accurate and comprehensive picture of our annual performance that the executives, stockholders and other parties can clearly understand. The Compensation Committee sets performance goals that it believes can be achieved, but that require excellence, significant effort and skill.
     Payments under our bonus plan are based on achieving both the company’s financial performance goals and the executive’s individual goals. Individual goals are established for each executive and support our overall corporate goals. Wherever possible, individual goals contain quantitative components. Generally, cash bonuses are paid only if the company achieves its financial performance goals, and then each named executive officer participating in the bonus plan is eligible to receive a certain portion of his or her annual salary if specific individual performance goals are met. An executive officer’s failure to meet some or all of these individual goals affect the bonus amount and may preclude participation in the bonus plan altogether. The Compensation Committee retains the sole and absolute discretion to determine any bonuses paid pursuant to the bonus plan, and also retains the right to pay our executives a discretionary bonus, including the named executive officers, up to a specified maximum amount, even if the company’s financial performance goals are not met. The payment of a bonus under the bonus plan is generally conditioned upon the participant’s employment on a full-time basis through the bonus payment date, which is typically within the first several months after the end of the fiscal year. We believe that offering significant potential income in the form of cash bonuses allows us to attract and retain executives that will maximize value for our stockholders and strive towards the achievement of such goals. As shown below, not all specific performance targets were met in 2008 by all of our named executive officers.

     In February 2009, the Compensation Committee compared the actual performance of the company and each of the named executive officers to the previously established performance targets for the year to determine the bonuses, if any. In making such comparisons and determinations, the Compensation Committee reviewed the 2008 financial results of the company to determine whether the financial performance goals of the company had been met. The Compensation Committee then reviewed other targets for each named executive officer and, after reviewing each named executive officer’s performance, used its discretion to determine whether such targeted performance had been met.
     Finally, the Compensation Committee reviewed all other extenuating circumstances and considerations to determine the total bonus, if any, each named executive officer should be paid. The following table shows the 2008 targeted cash bonus and the amount actually earned for each named executive officer.

Named Executive Officer	Targeted 2008 Bonus (maximum)	Amount of 2008 Bonus Earned (2)(3)
Mr. P. Massie (1)	N/A	N/A
Mr. Werner	$225,000	$225,000
Mr. Hornish (2)	$162,500	$150,869
Mr. Burke (3)	$90,000	$88,569

(1)	Mr. P. Massie was not eligible for a 2008 incentive bonus under the Executive Annual Cash Bonus Plan.

(2)	In addition to the amount listed above, Mr. Hornish also received an additional $100,000 discretionary bonus for extraordinary efforts and positive results in 2008 relating to the company’s accounting, tax and legal matters.

(3)	In addition to the amount listed above, Mr. Burke also received an additional $50,000 discretionary bonus for extraordinary efforts and positive results in 2008 relating to the company’s accounting, tax and legal matters.
     In addition to the cash bonuses described above, in February 2008 we entered into a Supplemental Compensation Agreement with Mr. Werner in order to more closely align his overall compensation package so that it is more comparable with the compensation packages in our industry by providing him an additional cash bonus if certain company goals are met. For a description of this additional bonus, see the Section entitled “Employment Arrangements and Change in Control Arrangements.”
     In April 2009, the compensation committee of the board of directors approved and adopted the specific performance targets for fiscal 2009 for determining whether any annual cash incentives are to be paid to these executives for performance, and if so, the amount of such cash incentives. Such performance goals include: (i) achieving targeted revenues and profitability; (ii) increasing the number of subscribers to Outdoor Channel; (iii) ensuring all financial and legal reports are timely prepared and filed with the SEC; (iv) developing enhanced management information systems; (v) achieving targeted primetime and weekend viewing; (vi) hiring and retaining key employees; and (vii) providing leadership and creating a working environment that fosters passion, teamwork and agility within the organization. The performance targets for each of the executives vary in detail and subject matter. The compensation committee retains the sole and absolute discretion to determine any annual cash incentive bonuses and fully discretionary bonuses, up to a specified amount.
Long-Term Stock-Based Incentive Awards
     Our long-term stock-based incentive awards to executives and employees consist of stock options, restricted shares and performance units, and since 2004 have been granted under our 2004 Long-Term Incentive Plan. The objective of these awards is to advance the longer-term interests of our stockholders and our named executive officers and to complement incentives tied to annual performance. Our stock options, restricted shares and performance units have been established to provide our named executive officers with incentives to help align their interests with the interests of stockholders. We have not adopted stock ownership guidelines. Currently, neither the Board of Directors nor its Compensation Committee has delegated authority to any member of management to grant any equity awards.
     An executive’s vesting rights to equity awards are generally negotiated at the time of initial hiring and at the time of any additional awards. Currently our equity awards vest over various periods ranging from three to seven years on a monthly, quarterly or annual basis, or upon the attainment of specified objectives. If stock options are granted to an executive, each stock option is generally exercisable over a five-year period following its grant unless the executive’s employment terminates prior to such date. The number of equity awards granted to an executive is also dependent on the number of shares available in the equity award pool, the number of awards already granted and vested to each individual executive, and information concerning the equity award granting practices of comparable companies.
     All equity awards are granted under a stockholder approved plan and all grants of stock options are made at 100% of fair market value, which we define as the closing price of our common stock on the date of grant. We do not backdate grants of awards, do not reprice grants and do not coordinate the grant of awards with the release of material information to result in favorable pricing.
     A significant portion of our equity awards are granted to our named executive officers at the time of hire. However, we may also grant an equity award upon such executive’s promotion and/or as part of an annual review.
     New Hire Equity Award Grant Process for Executives. For newly hired executive officers, the Compensation Committee determines the number, structure and vesting schedule of equity awards to be granted based on information it has available on such packages to similarly situated executives and recommendations by the Chief Executive Officer and other directors. If the Compensation Committee grants the equity awards prior to the executive’s hire date, the effective date of the grant is the executive’s first day of employment or, if the stock market is closed on that day, the next business day when the market opens. If stock options are granted to such executive, the exercise price is established on the grant date and vesting commences on the same date. If the grant does not occur prior to the executive’s hire date, the grants are effective and vesting commences on the day such awards are made by the Compensation Committee. If stock options are awarded, the exercise price of each stock option grant is the fair market value of the underlying shares at the time of grant. The fair market value of such underlying shares is determined by the closing price of our stock as of the date of the grant or the most recently available closing price at the time of grant.
     Other Equity Awards Grant Process. For non-executive employees, we generally consider whether to make any equity awards during our annual employee review process, and we make grants related to promotions when the need arises. The grant date, vesting date and exercise price all are established as described above. All equity awards granted to our named executive officers and employees are currently approved by the Compensation Committee. Grants made in connection with promotions or for other reasons related to retention of our named executive officers are made by the Compensation Committee either by unanimous written consent or at meetings. The grants are effective and vesting commences on the day of the grant or some other date as established by the Compensation Committee. If stock options are awarded, the exercise price of each stock option grant is the fair market value of the underlying shares at the time of grant. The fair market value of such underlying shares is determined by the closing price of our stock as of the date of the grant or the most recently available closing price at the time of grant.
     Non-Employee Director Equity Awards Grant Process. Pursuant to our Non-Employee Directors Stock Option Plan, prior to May 2007 each non-employee director received an option to purchase 125,000 shares of common stock when they initially joined the Board of Directors. Only two current directors, Messrs. Merritt and Stanley, hold such stock options, which are fully vested at this time. In December 2006, the Board of Directors adopted a policy of granting each non-employee director that number of restricted shares equal to a value of $40,000 on the date of grant after the vesting period of the options; such restricted shares vested one year after the date of grant. In May 2007, the Board of Directors terminated the Non-Employee Directors Stock Option Plan and superseded all prior policies with a new compensation policy of granting each non-employee director that number of restricted shares equal to a value of approximately $300,000 on the date of grant, with approximately one-third of such shares vesting annually immediately prior to our annual stockholder meeting provided that the non-employee director has continued to serve on the board during the prior year. Upon a change in control, all such shares vest 100%.
Evaluating and Compensating the Chief Executive Officer
     The Compensation Committee annually reviews and approves corporate goals and objectives relevant to the compensation of our Chief Executive Officer. These goals and objectives are based primarily upon objective criteria, including business performance, accomplishment of strategic and financial objectives, development of management and other matters relevant to the short term and long term success of the company and the creation of stockholder value.
     All of the members of the Compensation Committee provide input for the Chief Executive Officer’s performance evaluation. The Chairman of the Compensation Committee discusses the Board of Director’s evaluation with the Chief Executive Officer. Based upon this evaluation and subject to approval by the Board of

Directors acting solely through the Compensation Committee, the Compensation Committee determines the Chief Executive Officer’s compensation level. This includes base salary and awards under annual and long term incentive plans. In determining the long term component of our Chief Executive Officer’s compensation, the Compensation Committee considers the company’s performance, the value of incentive awards to chief executive officers at comparable companies, and the awards granted in past years.
     Our Chief Executive Officer met or exceeded his 2008 objectives, which included:
•	Meeting or exceeding certain earnings before interest, taxes, depreciation and amortization performance goals.

•	Advancing the strategic direction of the business.

•	Improving the average primetime/weekend ratings by 7% or greater over same period in 2007.

•	Improving the company’s website so that the website is a leader in the outdoor category as measured by monthly unique visitors in Nov 2008.

•	Developing talent for top level succession.
For a more complete description of Mr. Werner’s compensation, please see the section entitled “Employment Arrangements and Change in Control Arrangements.”
Retirement Benefits under the 401(k) Plan, Executive Perquisites and Generally Available Benefit Programs
     Our named executive officers participate in medical, vision and dental insurance group plans that are available to all employees, except that the company provides medical, dental and vision insurance coverage to the named executive officers that includes coverage for their spouses and dependents.
     Our named executive officers, together with most company employees, also participate in a broad-based, tax-qualified 401(k) plan. Employees may contribute a portion of their pay to the plan for investment on a tax-deferred basis. The company matches one-half of the first 6% of the employee’s contributions. The company’s matching contributions vest 20% after each year of employment, such that they are fully vested after the fifth year of employment. The Internal Revenue Code limits the amount of compensation eligible for deferral under tax-qualified plans. At times, we may also pay the relocation, housing or commuting costs of our employees, including our named executive officers.
Waiving or Modifying Performance Goals
     We exercise reasonable discretion in modifying performance goals when unanticipated events, such as market or regulatory changes, the need to adjust business plans or individual assignments or areas of responsibility, or the loss of key personnel have made the achievement of previously set individual or company-wide performance goals impossible or significantly more difficult. We believe that the failure to adjust goals in such circumstances could lead to justified disappointment and the potential departure of key personnel we wish to retain. If performance goals are restated because of unanticipated events, we may adjust the bonus and option elements of the executive compensation plan. Any such adjustments would generally continue to include, as a prerequisite, the named executive officer’s meeting her or his individual performance goals, and the company’s achievement of revised, measurable financial goals such as revenue or earnings.
Accounting and Tax Considerations
     Internal Revenue Code Section 162(m) places a limit of $1,000,000 on the annual amount of compensation (other than compensation that qualifies as “qualified performance-based compensation”) that publicly held companies may deduct for federal income tax purposes for named executive officers.
     Although the Board of Directors and our Compensation Committee also consider the accounting effect and tax deductibility resulting from a named executive officer’s compensation package, such consideration is not a definitive or decisive factor. The Board of Directors and our Compensation Committee design and structure the compensation packages for our named executive officers in a way that enables the company to hire extremely capable and highly motivated executives that can favorably impact the company and its stockholders.

Post-Termination Compensation and Benefits
     As of December 31, 2008, the company did not have employment agreements or severance agreements with any of its named executive officers other than an employment agreement and supplemental compensation arrangement with Mr. Werner and change in control severance agreements with each of Messrs. Hornish and Burke. These agreements with Messrs. Werner, Hornish and Burke all provide for the payment of certain compensation and benefits upon certain terminations of employment, each as more fully described under the section entitled “Employment Arrangements and Change in Control Arrangements” below. On April 14, 2009, the Board of Directors approved an amended and restated employment agreement for Mr. Werner, as well as employment agreements for each of Messrs. Hornish and Burke. Mr. Werner’s amended and restated employment agreement and the new employment agreements with Messrs. Hornish and Burke supersede and replace in their entirety the prior employment agreements and change in control severance agreements with such executives, with the exception of Mr. Werner’s supplemental compensation arrangement. As with their prior employment and change in control severance agreements, the new employment agreements (and with respect to Mr. Werner, his amended and restated employment agreement) provide for the payment of certain compensation and benefits upon certain terminations of employment, as more fully described under the section entitled “Employment Arrangements and Change in Control Arrangements,” below. The Board of Directors and our Compensation Committee have reviewed these agreements along with our outside advisors and our outside legal counsel. The Board of Directors and Compensation Committee believe that granting such benefits are necessary in order to incentivize such executives to initially join the company and/or remain employed by the company, and in exchange, the company benefits from receiving a full release of claims by such executive upon the termination of employment. In addition, each executive must agree to not solicit any of our employees or compete with or disparage the company for that period during which the executive is receiving such benefits.
Acceleration of Equity Awards
     Under our 2004 Long-Term Incentive Plan, all employees, including our named executive officers, are eligible for accelerated vesting of their equity awards under the following change in control circumstances:
     If the award is assumed or substituted by the successor corporation in a change in control but the employee is involuntarily terminated by the successor in connection with or within 12 months following consummation of the change in control, the vesting of each assumed or substituted award will automatically accelerate in full.
     For purposes of the acceleration circumstances available in the 2004 Long-Term Incentive Plan, a change in control means any of the following:
•	A sale, transfer, or other disposition of all or substantially all of the company’s assets and properties is closed or consummated;

•	Any person (as such term is used in Section 13(d) and 14(d) of the Securities Exchange Act of 1934, other than the company, any affiliate, or any “person” who as of the date of the 2004 Long-Term Incentive Plan’s adoption by the Board of Directors, is a director or officer of the company (including any trust of such director or officer), is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, directly or indirectly, of securities of the company representing more than 50% of the combined voting power of the company’s then outstanding securities, provided that the following shall not constitute a “change in control” of the company: (i) any acquisition directly from the company (excluding any acquisition resulting from the exercise of a conversion or exchange privilege in respect of outstanding convertible or exchangeable securities); (ii) any acquisition by an employee benefit plan (or related trust) sponsored or maintained by the company, any affiliate, or any entity controlled by the company or an affiliate; or (iii) upon the death of any person who as of the date on which the Board of Directors adopted the 2004 Long-Term Incentive Plan is a director or officer of the company, the transfer (1) by testamentary disposition or the laws of intestate succession to the estate or the legal beneficiaries or heirs of such person, or (2) by the provisions of any living trust to the named current income beneficiaries thereof of the securities of the company beneficially owned by such director or officer of the company;

•	During any twelve month period during the term of the 2004 Long-Term Incentive Plan, individuals who at the beginning of such period constitute the Board of Directors cease for any reason to constitute at least a majority thereof, unless the election of each director who was not a director at the beginning of such period has been approved in advance by directors representing at least two-thirds of the directors then in office who were directors at the beginning of the period; or

•	A merger, reorganization, or consolidation involving the company is closed or consummated, other than a merger, reorganization, or consolidation in which holders of shares immediately prior to such transaction own, either directly or indirectly, 50% or more of the equity interests or combined voting power of the surviving corporate or entity (or its parent company) immediately following such transaction.
     For purposes of the acceleration circumstances available in the 2004 Long-Term Incentive Plan, an involuntary termination means a termination of an employee’s continuous service under the following circumstances on or after a change in control:
•	Termination without “cause” by the company or an affiliate or successor thereto; or

•	Voluntary termination by the employee within 60 days following: (A) a material reduction in the employee’s job responsibilities, provided that neither a mere change in title alone nor reassignment to a substantially similar position shall constitute a material reduction in job responsibilities; (B) an involuntary relocation of the employee’s work site to a facility or location more than 50 miles from the employee’s principal work site at the time of the change in control; or (C) a material reduction in employee’s total compensation other than as part of a reduction by the same percentage amount in the compensation of all other similarly-situated employees, directors or consultants.
     For purposes of the acceleration circumstances available in the 2004 Long-Term Incentive Plan, cause for termination of an employee’s continuous service will exist if the employee is terminated by the company or an affiliate for any of the following reasons:
•	The employee’s willful failure to substantially perform his or her material duties and responsibilities to the company or deliberate violation of a material company policy;

•	The employee’s commission of any material act or acts of fraud, embezzlement, dishonesty, or other willful misconduct;

•	The employee’s material unauthorized use or disclosure of any proprietary information or trade secrets of the company or any other party to whom the employee owes an obligation of nondisclosure as a result of his or her relationship with the company; or

•	The employee’s willful and material breach of any of his or her obligations under any written agreement or covenant with the company.
     The named executive officers have award agreements providing for additional acceleration of their equity awards upon the occurrence of certain events. Additionally, Mr. Werner’s amended and restated employment agreement provides for acceleration of certain of his equity awards either upon a change in control or in the event he is terminated without cause or he resigns with good reason within the three months prior to or twelve months after a change in control. The employment agreements entered into with Messrs. Hornish and Burke also provide for acceleration of equity awards upon a change in control. For additional information regarding these arrangements, please refer to the section entitled “Employment Arrangements and Change in Control Arrangements,” below.

COMPENSATION COMMITTEE REPORT
     The Compensation Committee of Outdoor Channel Holdings, Inc.’s Board of Directors has reviewed and discussed with management the Compensation Discussion and Analysis included in this proxy statement, and based upon that review and discussion, recommended to the board that it be so included.

Compensation Committee Michael L. Pandzik, Chair Ajit M. Dalvi T. Bahnson Stanley

SUMMARY COMPENSATION TABLE
     The following table provides information regarding the compensation earned during the fiscal years ended December 31, 2008, 2007 and 2006, respectively, by our chairman, chief executive officer, chief operating officer and chief financial officer/chief accounting officer who were employed by us as of December 31, 2008. We refer to these executive officers as our “named executive officers” elsewhere in this document.

							Non-Equity
							Incentive Plan	All Other
		Salary	Bonus		Stock Awards		Compensation	Compensation		Total
Name and Principal Position (1)	Year	($)	($)		(2) ($)	Option Awards (2) ($)	($)	($)		($)
Perry T. Massie, Chairman	2008	120,923	—		—	—	—	3,600	(3)	124,523
	2007	125,941	—		—	—	—	3,782	(3)	129,723
	2006	169,196	—		—	—	45,938	5,969	(3)	221,103

Roger L. Werner, Jr., President & CEO	2008 2007 2006	450,192 312,692 63,461	— — 300,000		606,104 604,408 126,042	310,045 385,122 540,165	225,000 115,000 —	1,196,228 6,586,035 2,495,977	(4) (5) (6)	2,787,569 8,003,257 3,525,645

Thomas E. Hornish, Executive VP, COO & GC	2008 2007 2006	318,269 227,999 210,879	100,000 — —	(7)	440,976 218,204 208,500	163,474 162,265 158,588	150,869 75,938 64,260	1,875 2,278 5,750	(3) (3) (3)	1,175,463 686,684 647,977

Shad L. Burke, CFO & Chief Accounting Officer	2008 2007	236,347 42,404	50,000 50,000	(8)	95,228 12,312	— —	88,569 —	— —		470,144 104,716

(1)	In 2008, the Company did not have any other executive officers whose total compensation was in excess of $100,000.

(2)	Computed in accordance with FAS 123(R), but ignoring any forfeiture rate that would be applicable in such computations. See Note 11 to Consolidated Financial Statements in the Company’s Form 10-K for the year ended December 31, 2008 for assumptions made in these valuations.

(3)	Represents the company’s matching portion of contributions to our 401(k) Plan on behalf of the Named Executive Officer.

(4)	Represents the company’s matching portion of contributions to our 401(k) Plan of $7,975 and a $1,188,253 bonus related to Mr. Werner’s supplemental compensation agreement.

(5)	Represents the company’s matching portion of contributions to our 401(k) Plan of $3,450 and a $6,582,585 compensation charge computed in accordance with FAS 123(R) for Performance Unit Awards. See Note 11 to Consolidated Financial Statements in the Form 10-K for the year ended December 31, 2008 for assumptions made in this valuation.

(6)	Represents a compensation charge computed in accordance with FAS 123(R) for Performance Unit Awards. See Note 11 to Consolidated Financial Statements in the Form 10-K for the year ended December 31, 2008 for assumptions made in this valuation.

(7)	Represents a $100,000 discretionary bonus for extraordinary efforts and positive results in 2008 relating to the company’s accounting, tax and legal matters.

(8)	Represents a $50,000 discretionary bonus for extraordinary efforts and positive results in 2008 relating to the company’s accounting, tax and legal matters.

Grants of Plan-Based Awards
     Plan-based equity awards granted to our named executive officers are generally service-based restricted stock. In prior years, we granted stock options. The exercise price per share of each option granted to our named executive officers was the closing price of our stock on the date of the grant or if no such price is available at the time of grant then the most recent closing price available. All equity awards were granted under our 2004 Long-Term Incentive Plan, as amended.
     The following table presents information concerning grants to each of the named executive officers during 2008.

Grant
									All Other		Date
								All Other	Option		Fair
								Stock	Awards:	Exercise	Value of
								Awards:	Number of	or Base	Stock
		Estimated Possible Payouts Under			Estimated Future Payouts Under			Number of	Securities	Price of	and
		Non-Equity Incentive Plan Awards			Equity Incentive Plan Awards			Shares of	Underlying	Option	Option
	Grant	Threshold	Target	Maximum	Threshold	Target	Maximum	Stock or	Options	Awards	Awards
Name	Date	($)	($)	($)	(#)	(#)	(#)	Units (#)	(#)	($/Sh)	($/Sh)
Perry T. Massie (1)	—	—	—	—	—	—	—	—	—	—	—
Roger L. Werner, Jr.	—	—	225,000	225,000	—	—	—	—	—	—	—
Thomas E. Hornish	2/1/08	—	150,869	162,500	—	—	—	150,000	—	—	7.84
Shad L. Burke	10/23/08	—	88,569	90,000	—	—	—	50,000	—	—	7.09

(1)	Mr. P. Massie was not eligible for a 2008 incentive cash bonus.

Outstanding Equity Awards at Fiscal Year-End
     The following table presents the outstanding equity awards held by each of the named executive officers as of the fiscal year ended December 31, 2008, including the value of the stock awards.

	Option Awards					Stock Awards
Equity
								Incentive	Equity
			Equity					Plan	Incentive Plan
			Incentive					Awards:	Awards:
			Plan					Number of	Market or
			Awards:					Unearned	Payout Value
	Number of	Number of	Number of			Number of		Shares,	of Unearned
	Securities	Securities	Securities			Shares or	Market Value of	Units or	Shares, Units
	Underlying	Underlying	Underlying			Units of	Shares or Units	Other	or Other
	Unexercised	Unexercised	Unexercised	Option	Option	Stock That	of Stock That	Rights That	Rights That
	Options (#)	Options (#)	Unearned	Exercise	Expiration	Have Not	Have Not Vested	Have Not	Have Not
Name	Exercisable	Unexercisable	Options (#)	Price ($)	Date	Vested (#)	($)	Vested (#)	Vested ($)
Perry T. Massie	—	—	—	—	—	—	—	—	—

Roger L. Werner, Jr.	300,000	—	—	12.10	10/16/11	41,658	312,018	—	—
	—	—	—	—	—	—	—	300,000	2,247,000
	—	—	—	—	—	—	—	400,000	2,996,000

Thomas E. Hornish	118,750	6,250	—	13.90	12/13/09	169,000	1,265,810	—	—
	5,000	5,000	—	12.58	6/03/11	—	—	—	—

Shad L. Burke	—	—	—	—	—	90,000	674,100	—	—
Option Exercises and Stock Vested at Fiscal Year End
     The following table presents certain information concerning the exercise of options and vesting of restricted stock by each of the named executive officers during the fiscal year ended December 31, 2008.

	Option Awards		Stock Awards
	Number of Shares	Value Realized on	Number of Shares		Value Realized on
	Acquired on Exercise	Exercise	Acquired on Vesting		Vesting
Name	(#)	($)	(#)		($)
Perry T. Massie	—	—	—		—
Roger L. Werner, Jr.	—	—	50,004	(1)	363,946	(1)
Thomas E. Hornish	—	—	16,000	(2)	100,910	(2)
Shad L. Burke	—	—	10,000	(3)	75,900	(3)

(1)	Represents gross amounts received from the vesting of Restricted Shares; in connection with such vesting Mr. Werner returned an aggregate of 12,738 of such shares, equal to a value of $91,746, back to the company in satisfaction of statutory tax withholdings.

(2)	Represents gross amount received from the vesting of Restricted Shares; in connection with such vesting Mr. Hornish returned 5,363 of such shares, equal to a value of $33,251, back to the company in satisfaction of statutory tax withholdings.

(3)	Represents gross amount received from the vesting of Restricted Shares; in connection with such vesting Mr. Burke returned 3,575 of such shares, equal to a value of $27,134, back to the company in satisfaction of statutory tax withholdings.
Pension Benefits
     None of our named executive officers participates in or has account balances in qualified or non-qualified defined benefit plans sponsored by us.
Nonqualified Deferred Compensation
     None of our named executive officers participate in or have account balances in non-qualified defined contribution plans or other deferred compensation plans maintained by us.
Employment Arrangements and Change in Control Arrangements
     On October 16, 2006, we entered into an employment agreement with our President and Chief Executive Officer, Roger L. Werner, Jr. which we refer to as the “Werner Employment Agreement” elsewhere in this document. The Werner Employment Agreement provides for a term of three years and may be terminated by either party without cause at any time for any reason, subject to the payment of certain amounts as set forth below.

     In February 2008, we entered into a supplemental compensation agreement with Mr. Werner which we refer to as the “Supplemental Agreement” elsewhere in this document. The Supplemental Agreement provides for an increased base annual salary as well as certain bonus payouts, as further described below.
     In April 2009, we entered into an amended and restated employment agreement with Mr. Werner which we refer to as the “Amended Employment Agreement” elsewhere in this document. The Amended Employment Agreement supersedes and replaces in its entirety all prior agreements with Mr. Werner, with the exception of the Supplemental Agreement. The Amended Employment Agreement has an initial term that ends on December 31, 2012, and will be automatically extended by one year on January 1, 2013 and on each anniversary thereafter, unless either party provides written notice of non-renewal at least sixty (60) days prior to the renewal date.
     As the Amended Employment Agreement was entered into after December 31, 2008, for purposes of this discussion and the calculation of potential payouts that Mr. Werner may have been entitled to upon certain terminations of employment as of December 31, 2008, we have assumed that the Werner Employment Agreement would have been in effect on such date. Where we have deemed it appropriate for this discussion, we have distinguished between the Werner Employment Agreement and the Amended Employment Agreement, as well as included the terms of the Werner Employment Agreement that were in effect as of December 31, 2008.
     The terms “Cause” and “Good Reason” as used in the following discussion and table below are defined in the Werner Employment Agreement and the Amended Employment Agreement and have the meanings generally described below. You should refer to the Werner Employment Agreement and the Amended Employment Agreement for the actual definitions. The term “Change in Control” as used in the following discussion and table below is defined in the 2004 Long-Term Incentive Plan and has the meaning described above in the section entitled “Acceleration of Equity Awards.”
     “Cause” generally means the Mr. Werner has:
•	deliberately refused to perform his duties;

•	breached his duty of loyalty to the company;

•	been convicted of a felony;

•	willfully breached any fiduciary duty that has a material detriment to our reputation or business;

•	been found liable in any Securities and Exchange Commission or other civil or criminal securities law action that our Board of Directors determines will have a detrimental effect on our reputation or business;

•	entered into a cease and desist order with respect to any action which would bar him from service as an executive officer or member of a board of directors of any publicly-traded company;

•	obstructed or impeded or failed to cooperate with any investigation authorized by the Board of Directors or any governmental or self-regulatory authority; or

•	been disqualified by any governmental or self-regulatory authority from serving in the capacity contemplated by the agreement.
     “Good Reason” generally means that, without Mr. Werner’s express written consent:
•	his responsibilities have been significantly reduced or a change has been made in his reporting position;

•	his base salary, target annual incentive or benefits have been reduced;

•	the company has purportedly terminated him for cause without first satisfying the procedural protections as required by the employment agreement;

•	any successor to the company has not assumed the obligations under his employment agreement; or

•	he has been reassigned to a location more than fifty (50) miles away.
     Pursuant to the terms of the Supplemental Agreement and the Amended Employment Agreement, Mr. Werner is entitled to a base salary of $500,000 per year. Such salary was effective on October 16, 2008, and represents an increase of $50,000 from his previous base salary, which was increased effective February 4, 2008 from $300,000 to $450,000, pursuant to the Supplemental Agreement.

     Pursuant to both the Werner Employment Agreement and the Amended Employment Agreement, Mr. Werner is eligible to receive annual cash incentives payable for the achievement of performance goals established by the Board of Directors or the Compensation Committee, which for all fiscal years through 2009 shall be based on a target annual incentive that is not less than 50% of Mr. Werner’s base salary. The Amended Employment Agreement provides that for fiscal years beginning after 2009, Mr. Werner’s target annual incentive shall be 80% of his base salary, with a maximum incentive of 120% of such target. Additionally, the Supplemental Agreement provides that Mr. Werner’s target annual incentive will not be less than $225,000 and $250,000 for 2008 and 2009, respectively. The Supplemental Agreement also provides for the payment to Mr. Werner of up to $950,000 for the renewal of seven major affiliation agreements on commercially reasonable terms as determined by the Board of Directors in its discretion, with a bonus amount of $50,000 payable to Mr. Werner for the renewal of each of the seven major agreements plus the following: (i) an incentive bonus in the amount of $100,000 when the first three of any of the seven companies have entered into renewed contracts with the company; (ii) an additional incentive bonus in the amount of $200,000 when the first five of any of the seven companies have entered into renewed contracts with the company; and (iii) an additional incentive bonus in the amount of $300,000 when all seven companies have entered into renewed contracts with the company.
     Pursuant to the Supplemental Agreement, Mr. Werner is also eligible to receive an incentive bonus payable for incremental growth of our subscriber base over the existing base as reported by all companies distributing the Outdoor Channel in their December 2007 reports, which is payable as follows: (i) up to $1,500,000 is payable in individual amounts of $300,000 for each incremental increase of 1 million paying subscribers, or portion thereof, for up to 5 million incremental subscribers; (ii) an additional amount of up to $2,000,000 is payable in individual amounts of $400,000 for each incremental increase of 1 million paying subscribers, or portion thereof, for between 5 million and 10 million incremental subscribers; and (iii) an additional incentive bonus, with no maximum, of $500,000 for each incremental increase of 1 million paying subscribers, or portion thereof, for incremental subscribers in excess of 10 million. Mr. Werner is also entitled to receive, pursuant to the Supplemental Agreement, a cash bonus of 5% of the annual increase in advertising revenue from continuing operations of Outdoor Channel compared to the prior year for both 2008 and 2009.
     Pursuant to the Supplemental Agreement, the company paid Mr. Werner (i) an incentive bonus in the aggregate amount of $300,000 in connection with the execution of certain affiliate agreements in 2008, (ii) an incentive bonus in connection with the incremental growth of our subscriber base over the existing base as reported by all companies distributing the Outdoor Channel in their December 2007 reports in the aggregate amount of $517,653 in March 2009, (iii) ) an incentive bonus of 5% of the annual increase in advertising revenue from continuing operations of Outdoor Channel compared to fiscal year 2007 in the aggregate amount of $370,600 in March 2009 and (iv) an incentive bonus in the aggregate amount of $300,000 in connection with the execution of certain affiliate agreements in March 2009, $30,000 of which was awarded by Mr. Werner to an non-executive employee for extraordinary efforts employed in connection with the execution of the affiliate agreements.
     The Supplemental Agreement provides that in the event of a change in control of the company and so long as Mr. Werner remains an employee of the company on the date of the change in control, the company will pay to Mr. Werner an amount equal to (a) measurements for each applicable bonus under the supplemental compensation arrangement as of the day prior to the change in control, and (b) estimates of advertising revenue growth to be determined in the sole and absolute discretion of the Board of Directors.
     In addition, Mr. Werner was granted non-statutory stock options to purchase 300,000 shares of company common stock under our 2004 Long-Term Incentive Plan at an exercise price equal to the closing price per share on the Nasdaq Global Market for our common stock on the effective date of the Werner Employment Agreement. The options vest at a rate of 40% on the 90th day after the effective date of the Werner Employment Agreement, and an additional 60% thereafter in equal monthly installments beginning four months after the effective date such that the option is 100% vested on October 16, 2009, assuming Mr. Werner’s continued employment with the company on each scheduled vesting date. Mr. Werner was also granted, pursuant to the Werner Employment Agreement, 150,000 shares of restricted stock under the 2004 Long-Term Incentive Plan. The restricted stock vests in equal monthly installments beginning on the effective date of the Werner Employment Agreement such that the entire 150,000 shares are 100% vested on October 16, 2009 assuming Mr. Werner’s continued employment with the company on each scheduled vesting date. Finally, pursuant to the Werner Employment Agreement, Mr. Werner was granted 800,000 performance units under the 2004 Long-Term Incentive Plan that vest in nine installments based on the price of our common stock. For example, two installments of 50,000 units each vest, as applicable, on the 20th trading day following the date on which the per share closing price of our common stock, as traded on Nasdaq, reaches a price equal to $11.96 and $12.46, respectively, if (i) the average closing price per share of company common stock over the 20-trading day period is equal to or greater than $11.96 and/or $12.46, as applicable, and (ii) such a target is reached and such average maintained within the four (4) year performance period beginning on the date of the Werner Employment Agreement.
     Pursuant to the Amended Employment Agreement, Mr. Werner was granted 195,000 shares of restricted stock under the 2004 Long-Term Incentive Plan. The restricted stock vests in equal quarterly installments, with the first installment becoming vested on December 31, 2009, such that the entire grant will be 100% vested as of December 31, 2012.
     Pursuant to both the Werner Employment Agreement and the Amended Employment Agreement, if Mr. Werner’s employment with the company terminates for any reason, Mr. Werner will be entitled to any (i) unpaid base salary accrued up to the effective date of termination; (ii) unpaid, but earned and accrued annual incentive for any completed fiscal year as of his termination of employment; (iii) pay for accrued but unused vacation; (iv) benefits or compensation as provided under the terms of any employee benefit and compensation agreements or plans applicable to Mr. Werner; (v) unreimbursed business expenses required to be reimbursed to Mr. Werner; and (vi) rights to indemnification Mr. Werner may have under our Certificate of Incorporation, Bylaws, his employment agreement, or separate indemnification agreement, as applicable.
     The Werner Employment Agreement also provided that if Mr. Werner’s employment was terminated by us without cause or he resigned for good reason, in addition to the above, Mr. Werner would have received continued payment of his base salary (at a rate equal to 135% of such base salary) for the longer of (i) one (1) year or (ii) the remaining period of the initial three year term. If the company terminated Mr. Werner’s employment without cause or Mr. Werner resigned for good reason, then pursuant to the Werner Employment Agreement, 100% of the options and 100% of the shares of restricted stock granted to Mr. Werner would have vested upon such termination. Although Mr. Werner would have been entitled to such benefits in the event he was terminated in such circumstances on or prior to December 31, 2008, he is no longer entitled to these benefits, but instead may be entitled to certain benefits under the Amended Employment Agreement, as described below. The Werner Employment Agreement also provided that in the event that the severance payments and other benefits payable to Mr. Werner constituted “parachute payments” under Section 280G of the Internal Revenue Code of 1986, as amended, and would have been subject to the applicable excise tax, then Mr. Werner’s severance and other benefits would have been either (i) delivered in full or (ii) delivered to such lesser extent which would result in no portion of such benefits being subject to the excise tax, whichever resulted in the receipt by Mr. Werner on an after-tax basis of the greatest amount of benefits.
     The Amended Employment Agreement provides that if Mr. Werner’s employment is terminated by us without cause or he resigns for good reason, in addition to the accrued benefits (and unreimbursed expenses) described above, and so long as the termination or resignation occurs during the time in which Mr. Werner is employed by us pursuant to the Amended Employment Agreement, Mr. Werner will receive (i) severance payments (less applicable withholding taxes) which will result in an aggregate severance payment to Mr. Werner of $1,250,000 (payable over a period of twelve or eighteen months, as further described below), and (ii) accelerated vesting with respect to 50% of the then unvested portion of his outstanding awards relating to our common stock, except for the performance units granted pursuant to the Werner Employment Agreement. Additionally, if Mr. Werner’s termination or resignation occurs within the three months prior to or twelve months after a change in control, he will receive accelerated vesting with respect to 100% of his then unvested portion of his outstanding awards relating to our common stock, instead of 50%, except with respect to the performance units granted pursuant to the Werner Employment Agreement. If Mr. Werner’s termination or resignation occurs prior to October 17, 2009, the severance payments will be paid in generally equal amounts bi-weekly in accordance with the company’s normal payroll policies over the twelve months following his termination or resignation. If Mr. Werner’s termination or resignation occurs after October 16, 2009, the severance payments will be paid in generally equal amounts bi-weekly in accordance with the company’s normal payroll policies over the eighteen months following his termination or resignation.
     The severance payments and other benefits under either the Werner Employment Agreement or the Amended Employment Agreement will be subject to Mr. Werner entering into (and not subsequently revoking): (i) a release of claims agreement; (ii) a non-compete, non-solicitation and non-disparagement agreement that would be in effect during the period in which Mr. Werner receives severance payments and (iii) our standard form of confidential information, intellectual property, non-competition and non-solicitation agreement.
     The following table represents potential payouts to Mr. Werner upon termination of his employment pursuant to the terms of the Werner Employment Agreement and the Supplemental Agreement. The payouts assume the triggering event indicated occurred on December 31, 2008, at which time the closing price of our common stock was $7.49 per share. These payouts are determined for SEC disclosure purposes and are not necessarily indicative of the actual amounts Mr. Werner would receive. This table further assumes that Mr. Werner’s base salary at the time of the triggering event was $500,000 per year (his salary as of December 31, 2008) and all earned and accrued base compensation was paid in full prior to the triggering event.

Termination of Employment
			Resignation		Involuntary or Resignation for
	Voluntary		for Good	Involuntary	Good Reason After Change in	Due to Death or
Compensation and Benefits	Resignation	For Cause	Reason	Without Cause	Control	Disability
Base Salary	$0	$0	$675,000	$675,000	$675,000	$0
Annual Incentive	$0	$0	$0	$0	$0	$0
Equity Awards
• Stock Options	$0	$0	$0	$0	$0	$0
• Restricted Shares	$0	$0	$312,018	$312,018	$312,018	$0
• Performance Units	$0	$0	$0	$0	$0	$0
     In February 2007, we entered into a Change of Control Severance Agreement with Thomas E. Hornish, Executive Vice President and Chief Operating Officer, which provides that if within twelve months after a change of control of the company he resigns for good reason or is involuntarily terminated without cause, then in exchange for a full release of claims he shall receive certain benefits including twelve months of his base salary and an amount equal to the sum of (A) an amount equal to his annual incentive at the target level applicable during the year of his termination, and (B) an additional amount equal to the current year’s annual incentive pro-rated to the date of termination. In January 2008, the company amended the Change of Control Severance Agreement with Mr. Hornish to provide him with such benefits, in exchange for a full release, if he resigns for good reason or is involuntarily terminated without cause within three months prior to or twelve months after a change of control of the company.
     In October 2007, the company entered into a Change of Control Severance Agreement with Shad L. Burke, then our Chief Accounting Officer and now our Chief Financial Officer, providing that if within three months prior or twelve months after a change of control of the company he resigns for good reason or is involuntarily terminated without cause, then in exchange for a full release of claims he shall receive certain benefits including twelve months of his base salary and an amount equal to the sum of (A) an amount equal to his annual incentive at the target level applicable during the year of his termination, and (B) an additional amount equal to the current year’s annual incentive pro-rated to the date of termination.
     In April 2009, we entered into employment agreements with each of Messrs. Hornish and Burke, which supersede and replace in their entirety all prior agreements with Messrs. Hornish and Burke, including their Change of Control Severance Agreements. The employment agreements have an initial term that ends on December 31, 2012, and will be automatically renewed for additional one year terms thereafter unless either party provides written notice of non-renewal at least 60 days prior to the renewal date.
     Pursuant to the terms of their employment agreements, Mr. Hornish is entitled to a base salary increase from $325,000 to $350,000, and Mr. Burke is entitled to a base salary increase from $275,000 to $300,000. The increases in base salaries for both Messrs. Hornish and Burke were effective as of the date they entered into their new employment agreements with us. The employment agreements also provide that Messrs. Hornish and Burke are each eligible to receive, for our fiscal years beginning in 2009, annual cash incentives payable for the achievement of performance goals established by the Compensation Committee, after consultation and discussion with the Chief Executive Officer. During the term of their employment agreements, Mr. Hornish’s target annual incentive will be 60% of his base salary and Mr. Burke’s will be 45% of his base salary, with maximum incentives of 120% of such targets for each of Messrs. Hornish and Burke.
     Pursuant to their employment agreements, Mr. Hornish was granted 80,000 shares of restricted stock and Mr. Burke was granted 70,000 shares of restricted stock. Both grants were made under the 2004 Long-Term Incentive Plan, and will vest in equal quarterly installments beginning on the effective date of their employment agreements, such that the entire grants will be 100% vested as of the fourth anniversary of the effective date of their employment agreements.
     Pursuant to their employment agreements, if their employment with the company terminates for any reason, they will each be entitled to any (i) unpaid base salary accrued up to the effective date of termination; (ii) unpaid, but earned and accrued annual incentive for any completed fiscal year as of their termination of employment; (iii) pay for accrued but unused vacation; (iv) benefits or compensation as provided under the terms of any employee benefit and compensation agreements or plans applicable to each of them; (v) unreimbursed business expenses required to be reimbursed to them; and (vi) rights to indemnification that they may have under our Certificate of Incorporation, Bylaws, their employment agreements, or separate indemnification agreement, as applicable.
     The employment agreements with Messrs. Hornish and Burke provide that they are eligible to receive severance benefits in the event of certain terminations of their employment. If a termination of employment (including a resignation of employment) occurs during the period that is either three months prior to or within twelve months after a change in control, for purposes of the employment agreement it will be considered “in connection with a change in control.” In the event that we terminate either Mr. Hornish or Mr. Burke without cause, or either Mr. Hornish or Mr. Burke resigns for good reason, they will receive (i) severance payments in equal monthly installments (less applicable withholding taxes) for a period of twelve months (if such termination or resignation is in connection with a change in control, for a period of eighteen months), and (ii) if either Mr. Hornish or Mr. Burke elects continuation coverage pursuant to COBRA, and provided that they constitute a qualified beneficiary under the Internal Revenue Code of 1986, as amended, we will reimburse them for the same level of health coverage and benefits as in effect on the day immediately preceding the date of termination until the earlier of (A) twelve months following the date of their termination or resignation (if such termination or resignation is in connection with a change in control, for a period of eighteen months), or (B) the date upon which either Mr. Hornish or Mr. Burke and their eligible dependents become covered under similar plans. The monthly severance payments that Mr. Hornish would be entitled to receive pursuant to his employment agreement upon such a termination or resignation that is not in connection with a change in control would be $31,250 (resulting in an aggregate severance payment of $375,000); if such termination or resignation is in connection with a change in control, the monthly severance payments that Mr. Hornish would be entitled to would be $41,667 (resulting in an aggregate severance payment of $750,000). The monthly severance payments that Mr. Burke would be entitled to receive pursuant to his employment agreement upon such a termination or resignation that is not in connection with a change in control would be $20,833(resulting in an aggregate severance payment of $250,000); if such termination or resignation is in connection with a change in control, the monthly severance payments that Mr. Burke would be entitled to would be $27,778 (resulting in an aggregate severance payment of $500,000).
     The employment agreements with Messrs. Hornish and Burke also provide that in the event that the severance payments and other benefits payable to such executives constitute “parachute payments” under Section 280G of the Internal Revenue Code of 1986, as amended, and would be subject to the applicable excise tax, then such executive’s severance and other benefits will be either (i) delivered in full or (ii) delivered to such lesser extent which would result in no portion of such benefits being subject to the excise tax, whichever results in the receipt by such executive on an after-tax basis of the greatest amount of benefits.
     The terms “Cause” and “Good Reason” as used in the discussion of Messrs. Hornish and Burke’s Change of Control Severance Agreements, employment agreements and the table below are defined in such agreements and have the same meanings generally discussed above for the Werner Employment Agreement, Supplemental Agreement and Amended Employment Agreement. You should refer to the Change of Control Severance Agreements and the employment agreements for the actual definitions. The term “Change of Control” as used in the discussion of Messrs. Hornish and Burke’s Change of Control Severance Agreements, employment agreements and the table below is defined in such agreements as “Change in Control” as defined in our 2004 Long-Term Incentive Plan and has the same meaning generally discussed above in the section entitled “Acceleration of Equity Awards.” You should refer to the 2004 Long-Term Incentive Plan for the actual definition.
     The following table represents potential payouts to Messrs. Hornish and Burke upon termination of employment without cause or for good reason following a change of control pursuant to the terms of their Change of Control Severance Agreements and assumes the termination of employment occurred on December 31, 2008 in connection with a change of control. As the employment agreements with Messrs. Hornish and Burke were entered into after December 31, 2008, we have not included benefits and potential payouts that they could receive under such employment agreements in the table below. Further, the payout for continuation of health care benefits is an estimate of the cost the company would incur to continue those benefits.

Termination upon a Change of Control
Compensation and Benefits	Thomas E. Hornish (1)	Shad L. Burke (2)
Base Salary	$350,000	$300,000
Annual Incentive	$420,000	$270,000
Health Care Benefits	$15,933	$12,151

(1)	As of December 31, 2008, Mr. Hornish’s annual salary was $325,000 and his targeted Annual Incentive Bonus was 50% of his base salary; in April 2009 his base salary was increased to $350,000 with a targeted Annual Incentive Bonus of 60% of his base salary. For purposes of this table, his annual salary and Annual Incentive Bonus as of December 31, 2008 was assumed to be that as of April 2009.

(2)	As of December 31, 2008, Mr. Burke’s annual salary was $275,000 and his targeted Annual Incentive Bonus was 40% of his base salary; in April 2009 his base salary was increased to $300,000 with a targeted Annual Incentive Bonus of 45% of his base salary. For purposes of this table, his annual salary and Annual Incentive Bonus as of December 31, 2008 was assumed to be that as of April 2009.
     The stock option and restricted share agreements of our named executive officers provide that in connection with a change in control of the company, all options and restricted shares then outstanding shall become fully vested either immediately or if such executive’s employment is also terminated. Based on a closing price of $7.49 per share of our common stock as of December 31, 2008, the value of such unvested options and restricted shares that would immediately vest in such case for the following, our current named executive officers, if such a change in control had occurred on December 31, 2008 was:

Name	Options	Restricted Shares
Perry T. Massie	N/A	N/A
Roger L. Werner, Jr. (1)	$0	$312,018
Thomas E. Hornish (2)	$0	$1,265,810
Shad L. Burke (2)	N/A	$674,100

(1)	In addition to the acceleration of options and restricted shares as described above, the Werner Employment Agreement and the Amended Employment Agreement also provide for the acceleration of all of Mr. Werner’s options, restricted stock and other equity awards upon a change in control, with the exception of the performance units granted pursuant to the Werner Employment Agreement.

(2)	In addition to the acceleration of options and restricted shares as described above, the employment agreements entered into in April 2009 with Messrs. Hornish and Burke also provide for the acceleration of all of such executive’s options, restricted stock and other equity awards upon a change in control.
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
     We have a lease agreement regarding a portion of our administrative facilities with Musk Ox Properties, LP, a stockholder of ours and which in turn is owned by Messrs. Perry T. Massie and Thomas H. Massie, each of whom is a director and a major stockholder of the company. The current monthly rent payments are approximately $18,000. Pursuant to the lease agreement, the monthly rent paid to Musk Ox Properties, LP will increase approximately three percent per year. Our rent expense paid to Musk Ox Properties, LP for 2008 totaled an aggregate of $216,000.
     In conjunction with the sale of our Membership business to Mr. T. Massie, the company entered into a License Agreement with The Gold Business, LLC, a limited liability company owned and controlled by Thomas H. Massie, whom is a director and a major stockholder of the company. The License Agreement provides for the airing on Outdoor Channel certain programming produced and/or owned by The Gold Business until March 2009. We recently entered into a second License Agreement that provides for the airing on Outdoor Channel of certain programming produced and/or owned by the Gold Business from March 2009 through March 2012. The License Agreements involve no cash consideration being exchanged between the parties, but provides that the company and The Gold Business will equally share the advertising time in such programming when it airs on Outdoor Channel.
     In March 2007, we entered into a one year agreement with Narrowstep, Inc., a company on which Mr. Werner served as a member of its Board of Directors, for broadband video delivery and associated services. The agreement expired in March 2008 and we have continued our relationship with Narrowstep, Inc. on a month-to-month basis. In 2008, we paid Narrowstep, Inc. an aggregate amount of $77,000.
     In connection with the acquisition of certain assets from Winnercomm, Inc. on January 12, 2009, our wholly owned subsidiary, Skycam, Inc., assumed a lease agreement with Case Skycam, LLC, an Oklahoma Limited Liability Company, for its 33,000 square feet operations facilities. Jim Baker, an employee of Skycam, Inc. and Jim Wilburn, the President of Skycam, Inc., have ownership interests in Case Skycam, LLC. Skycam, Inc. is currently paying Case Skycam, LLC approximately $45,000 per month for rent, maintenance, tax and insurance charges. The lease agreement has an initial term that expires in May 2016, with an option to renew. The board considered and approved the assumption of this lease in connection with our acquisition of the Winnercomm assets.
     Pursuant to our Audit Committee Charter, the audit committee of our board is responsible for reviewing and approving all transactions with related parties. We have not adopted written procedures for review of, or standards for approval of, these transactions, but instead the audit committee of our board reviews such transactions on a case by case basis. All future transactions between us and our officers, directors, principal stockholders and affiliates will be approved by our audit committee or another independent body of our board, and will be on terms no less favorable to us than could be obtained from unaffiliated third parties. In addition, the compensation committee of our Board of Directors and/or our Board of Directors reviews all compensation-related policies involving our directors and executive officers.
COMPLIANCE WITH SECTION 16(a) OF THE SECURITIES EXCHANGE ACT OF 1934
     Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our directors, executive officers and holders of more than 10% of our common stock to file with the Securities and Exchange Commission reports regarding their ownership and changes in ownership of our securities. The company believes that, during 2008, our directors, executive officers and 10% stockholders complied with all Section 16(a) filing requirements, with the following exception: a late Form 4 report was filed for David D. Kinley on September 15, 2008 reporting the disposition of 2,800 shares of our common stock on June 27, 2008.
ANNUAL REPORT ON FORM 10-K
     A copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2008, including the consolidated financial statements and the financial statement schedules required to be filed with the SEC pursuant to Rule 13a-1 of the Exchange Act, is included with this proxy statement. You may also obtain copies of exhibits to the Form 10-K, but we may charge a reasonable fee to stockholders requesting such exhibits. If you would like copies of any of the exhibits to the Form 10-K, you should direct your request in writing to us at our address set forth on the first page of this Proxy Statement, attention: Thomas E. Hornish, General Counsel.
By Order of the Board of Directors,
Perry Massie, Chairman of the Board

2009 Annual Meeting of
Outdoor Channel Holdings, Inc. Stockholders
Tuesday, June 16, 2009 — 9:00 a.m
Outdoor Channel Holdings, Inc.’s Broadcast Facility
43455 Business Park Drive
Temecula, California
Doors will open at 8:30 A.M.
Cameras, tape recorders and similar devices will not be allowed in the meeting rooms.
YOUR VOTE IS IMPORTANT:
Even if you plan to attend the Annual Meeting in person
Please vote your shares.
OUTDOOR CHANNEL HOLDINGS, INC.
ANNUAL MEETING OF STOCKHOLDERS — JUNE 16, 2009
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
The undersigned stockholder of OUTDOOR CHANNEL HOLDINGS, INC., a Delaware corporation, hereby acknowledges the receipt of the Notice of the Annual Meeting of Stockholders and Proxy Statement for the Annual Meeting of Stockholders to be held on Tuesday, June 16, 2009, at 9:00 a.m., at 43455 Business Park Drive, Temecula, California 92590 and hereby appoints PERRY T. MASSIE and ROGER L. WERNER, JR., or either of them, acting singularly, as proxies and attorneys-in-fact, with full power of substitution, on behalf and in the name of the undersigned, to represent the undersigned at said Annual Meeting, and at any adjournment(s) or postponement(s) thereof, and to vote all shares of common stock, which the undersigned would be entitled to vote, if then and there personally present.
(Continued and to be signed on the reverse side)

■	■

ANNUAL MEETING OF STOCKHOLDERS OF

OUTDOOR CHANNEL HOLDINGS, INC.

June 16, 2009

PROXY VOTING INSTRUCTIONS

MAIL - Sign, date and mail your proxy card in the envelope provided as soon as possible.

IN PERSON - You may vote your shares in person by attending the Annual Meeting.

NOTICE REGARDING INTERNET AVAILABILITY OF PROXY MATERIALS : The notice of meeting, proxy statement, proxy card and annual report to stockholders are available at http:// www.proxydocs.com/outd
↓ Please detach along perforated line and mail in the envelope provided. ↓

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER(S).
IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED “FOR” PROPOSALS 1 AND 2.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☑

PROPOSAL 1 — DIRECTOR ELECTION:

BOARD RECOMMENDS A VOTE FOR THE LISTED NOMINEES.
	FOR	WITHHOLD
Thomas H. Massie	☐	☐
David C. Merritt	☐	☐
Roger L. Werner, Jr.,	☐	☐
PROPOSAL 2 —INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM:

BOARD RECOMMENDS A VOTE FOR THE FOLLOWING PROPOSAL.
	FOR	AGAINST	ABSTAIN
Ratification of Independent Registered Public	☐	☐	☐
Accounting Firm

Change of Address — Please print new address below:
	MARK “X” HERE IF YOU PLAN TO ATTEND THE MEETING.	☐

Signature of Stockholder	Date:	Signature of Stockholder	Date:

Note:
Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.